Exhibit 3.1

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ACHILLES THERAPEUTICS PLC

(Company No. 13027460)

(Adopted by a special resolution passed on 8 February 2021)

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	1
3.	SHARE CAPITAL	12
4.	DIVIDENDS	13
5.	LIQUIDATION PREFERENCE	13
6.	EXIT PROVISIONS	14
7.	CONVERSION OF SHARES	16
8.	VOTES IN GENERAL MEETING	17
9.	VESTING OF EMPLOYEE SHARES	18
10.	ANTI-DILUTION PROTECTION	21
11.	DEFERRED SHARES	22
12.	VARIATION OF RIGHTS	23
13.	ALLOTMENT OF NEW SHARES OR OTHER SECURITIES: PRE-EMPTION	23
14.	TRANSFERS OF SHARES – GENERAL	24
15.	PERMITTED TRANSFERS	27
16.	TRANSFERS OF SHARES SUBJECT TO PRE-EMPTION RIGHTS	28
17.	VALUATION OF SHARES	31
18.	COMPULSORY TRANSFERS – GENERAL	31
19.	MANDATORY OFFER ON A CHANGE OF CONTROL	32
20.	CO-SALE RIGHT	33
21.	DRAG-ALONG	34
22.	NEW HOLDING COMPANY	36
23.	GENERAL MEETINGS	36
24.	PROXIES	37
25.	DIRECTORS’ BORROWING POWERS	37
26.	ALTERNATE DIRECTORS	37
27.	NUMBER OF DIRECTORS	39
28.	APPOINTMENT OF DIRECTORS	39
29.	PROCEEDINGS OF DIRECTORS	40
30.	DIRECTORS’ INTERESTS	41
31.	NOTICES	44
32.	INDEMNITIES AND INSURANCE	46
33.	SECRETARY	47
34.	DATA PROTECTION	47
35.	CONSOLIDATION OF SHARES	48
36.	LOCK-UP	49
37.	LISTING	49
38.	PROVISIONS APPLICABLE TO EMPLOYEE SHARES	50

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ACHILLES THERAPEUTICS PLC

REGISTERED NUMBER: 13027460

(the “Company”)

(Adopted by a special resolution passed on 8 February 2021)

1.	INTRODUCTION

1.1

The model articles for public companies contained or incorporated in Schedule 3 to the Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended and/or superseded prior to the Date of Adoption (the “Model Articles”) shall apply to the Company, save insofar as they are varied or excluded by, or are inconsistent with, the following articles.

1.2

In these articles and the Model Articles any reference to any statutory provision shall be deemed to include a reference to each and every statutory amendment, modification, re-enactment and extension thereof for the time being in force.

1.3	In these articles:

1.3.1	article headings are used for convenience only and shall not affect the construction or interpretation of these articles;

1.3.2	words denoting the singular include the plural and vice versa and reference to one gender includes the other gender and neuter and vice versa; and

1.3.3	articles 7(b), 8(6), 9(3), 10(2), 13(3), 14, 16, 21, 23, 26, 27, 37, 41, 50, 51, 63(5), 64, 65 to 68, 70(5) to 70(7), 76(2), 80, 84, 85 and 86 of the Model Articles shall not apply to the Company.

2.	DEFINITIONS

In these articles the following words and expressions shall have the following meanings:

“Act” means the Companies Act 2006 (as amended and/or superseded from time to time);

“Acting in Concert” has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended and/or superseded from time to time);

“Admission Date” means the date upon which an IPO becomes effective;

“Affiliate” means with respect to any person: (a) any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person and for the purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or agency or otherwise; or (b) where that person is a partnership, another partner in that partnership or a linked, related or successor partnership or fund, or any other funds managed by such partnership;

“Anti-Dilution Shares” has the meaning given in article 10.1;

“Arrears” means in relation to any Share, all arrears of any dividend or other sums payable in respect of that Share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient Available Profits to pay such dividend or sums, together with all interest and other amounts payable on that Share;

“Asset Sale” means the disposal (in one transaction or a series of related transactions) by the Company of all or substantially all of its undertaking and assets (which shall include, without limitation, the grant by the Company of an exclusive licence over all or substantially all of the commercially valuable intellectual property of the Company not entered into in the ordinary course of business);

“Associate” in relation to any person means:

(a)

any person who is an associate of that person and the question of whether a person is an associate of another is to be determined in accordance with section 435 of the Insolvency Act 1986 (whether or not an associate as so determined);

(b)	any Member of the same Group; and

(c)	any Member of the same Fund Group;

“ATL” means Achilles Therapeutics Limited, a private limited company incorporated in England and Wales with registered number 10167668;

“Auditors” means the auditors of the Company from time to time;

“Available Profits” means the profits available for distribution within the meaning of part 23 of the Act;

“B Ordinary Shares” means the B ordinary shares of £0.001 each in the capital of the Company;

“Bad Leaver” means a person who ceases to be an Employee at any time where:

(a)

in the case of an individual who is employed by the Company or any member of its Group, the Company or any member of its Group is entitled to summarily dismiss the Employee under the terms of his employment agreement; and

(b)

in the case of an individual whose services are made available to the Company or any member of its Group under the terms of an agreement between the Company or any member of its Group on the one hand and such individual or any other person on the other hand, the Company or any member of its Group is entitled to terminate without notice that agreement;

“BBA Shareholders” means Baker Brothers Life Sciences, L.P. and 667, L.P. and each of their Permitted Transferees;

“BBA Director” means the director appointed by the BBA Shareholders in accordance with article 28.4;

“Beneficial Ownership Limitation” means initially 9.99% of any class of securities of the Company registered under the Exchange Act, which percentage may be increased or decreased on a holder-by-holder basis by a holder of outstanding shares of non-voting ordinary shares to such other percentage as such holder may designate in writing (with any decrease to be effective upon at least sixty one (61) days’ notice) to the Company, provided, however, that: (i) any such increase shall not exceed 19.9% of any class of securities of the Company registered under the Exchange Act; and (ii) any such increase or decrease shall only be applicable to such holder in relation to such securities. For purposes of calculating the Beneficial Ownership Limitation, a holder may rely on the number of outstanding shares of the subject class as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing; (B) a more recent public announcement by the Company that is publicly filed; or (C) a more recent notice by the Company or the Company’s transfer agent to the holder setting forth the number of shares then outstanding. Upon the written request of a holder (which may be by email with confirmation), the Company shall, within three (3) Business Days thereof, confirm in writing to such holder (which may be via email) the number of shares then outstanding;

“Blackwell” means Blackwell Partners LLC – Series A;

“Board” means the board of Directors and (where applicable) any committee of the board constituted from time to time;

“Bonus Issue” or “Reorganisation” means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves or any consolidation or sub-division or redenomination or any repurchase or redemption of shares or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company in each case other than shares issued as a result of the events set out in article 13.6;

“Business Day” means a day on which English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday);

“Chairman” means any person appointed as chairman of the Board in accordance with 28.7 or 28.8;

“Chief Executive Officer” means any person appointed as chief executive officer of the Company in accordance with article 28.5 or 28.6;

“Civil Partner” means in relation to a Shareholder, a civil partner (as defined in the Civil Partnerships Act 2004) of the Shareholder;

“Commencement Date” means:

(a)	in the case of D Ordinary Shares, the date on which the Employee became an Employee; and

(b)

in the case of E Ordinary Shares, F Ordinary Shares, G Ordinary Shares, H Ordinary Shares, I Ordinary Shares, J Ordinary Shares, L Ordinary Shares, M Ordinary Shares and N Ordinary Shares, the later of the date on which the Employee became an Employee and:

(i)	in the case of E Ordinary Shares, 27 July 2017;

(ii)	in the case of F Ordinary Shares, 21 November 2018;

(iii)

in the case of G Ordinary Shares, 21 November 2018 (save for those G Ordinary Shares for which the Board (acting with Investor Director Consent) has determined that the Commencement Date shall be deemed to be 7 June 2019);

(iv)	in the case of H Ordinary Shares, 27 July 2017;

(v)	in the case of I Ordinary Shares, 12 August 2018;

(vi)	in the case of J Ordinary Shares, 7 June 2019;

(vii)	in the case of L Ordinary Shares, 2 September 2019;

(viii)	in the case of M Ordinary Shares, 27 December 2019; and

(iv)	in the case of N Ordinary Shares, 18 November 2020,

or such other date as may be specified by written notice to the Employee (with the approval of an Investor Majority Consent) or, which prior to the Date of Adoption and in relation to ATL, was previously specified by written notice to an employee (with the approval of an Investor Majority Consent (as such term was defined in the articles of association of ATL in force at the time such notice was given));

“Controlling Interest” means an interest in shares giving to the holder or holders control of the Company within the meaning of section 1124 of the CTA 2010;

“CPF” means CRT Pioneer Fund LP (registered number LP014931) acting through its general partner, CRT Pioneer GP Limited;

“CPF Shareholders” means CPF (acting through its general partner, CRT Pioneer GP Limited) and its Permitted Transferees;

“Crick” means The Francis Crick Institute Limited (registered number 06885462);

“CRT” means Cancer Research Technology Limited (registered number 01626049);

“CRT Shareholders” means CRT and its Permitted Transferees;

“CTA 2010” means the Corporation Tax Act 2010;

“D Ordinary Shares” means the D ordinary shares of £0.001 each in the capital of the Company;

“Date of Adoption” means the date on which these articles were adopted;

“Deferred Shares” means deferred shares of £0.001 each in the capital of the Company;

“Director(s)” means a director or directors of the Company from time to time;

“E Ordinary Shares” means the E ordinary shares of £0.001 each in the capital of the Company;

“electronic address” has the same meaning as in section 333 of the Act;

“electronic form” and “electronic means” have the same meaning as in section 1168 of the Act;

“Eligible Director” means a Director who would be entitled to vote on a matter had it been proposed as a resolution at a meeting of the Directors;

“Employee” means an individual who is employed by or who directly or indirectly provides consultancy services to, the Company or any Group Company;

“Employee Shareholder” means the person in whose name any Employee Shares are registered;

“Employee Shares” means, in relation to an Employee, all D Ordinary Shares, E Ordinary Shares, F Ordinary Shares, G Ordinary Shares, H Ordinary Shares, I Ordinary Shares, J Ordinary Shares L Ordinary Shares, M Ordinary Shares and N Ordinary Shares held by: (a) the Employee in question; and (b) any Permitted Transferee of that Employee other than those D Ordinary Shares, E Ordinary Shares, F Ordinary Shares, G Ordinary Shares, H Ordinary Shares, I Ordinary Shares, J Ordinary Shares, L Ordinary Shares, M Ordinary Shares and N Ordinary Shares held by those persons that the Board (acting with Investor Director Consent) determines were not acquired directly or indirectly from the Employee or by reason of his relationship with the Employee;

“Employee Trust” means a trust, the terms of which are approved by an Investor Majority and whose beneficiaries are limited to persons of the kind described in section 1166 of the Act, or any of them;

“Encumbrance” means any mortgage, charge, security, interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including without limitation any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Equity Shares” means the Shares other than the Deferred Shares;

“Excess Securities” has the meaning given to it in article 13.3.2;

“Exchange Act” means collectively, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exercising Investor” means any Investor who exercise its rights to acquire Anti-Dilution Shares in accordance with article 10.1;

“Exit” means a Share Sale or an Asset Sale;

“F Ordinary Shares” means the F ordinary shares of £0.001 each in the capital of the Company;

“Family Trust” means as regards any particular individual member or deceased or former individual member, trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is for the time being vested in any person other than the individual member and/or Privileged Relations of that individual; and so that for this purpose a person shall be considered to be beneficially interested in a share if such share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

“Forbion” means Forbion Capital Fund IV Cooperatief U.A.;

“Forbion Director” means the director appointed by the Forbion Shareholders in accordance with article 28.3;

“Forbion Shareholders” means Forbion and any Permitted Transferee of any of them;

“Founders” means each of Karl Peggs, Charles Swanton, Sergio Quezada and Mark Lowdell, and each a “Founder”;

“Fractional Holders” has the meaning set out in article 3.3;

“Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities;

“G Ordinary Shares” means the G ordinary shares of £0.001 each in the capital of the Company;

“Good Leaver” means a person who ceases to be an Employee at any time (and does not otherwise continue as an Employee) and is not a Bad Leaver;

“Group” means the Company and its Subsidiary Undertaking(s) (if any) from time to time and “Group Company” shall be construed accordingly;

“H Ordinary Shares” means the H ordinary shares of £0.001 each in the capital of the Company;

“hard copy form” has the same meaning as in section 1168 of the Act;

“Holding Company” means a company newly incorporated in any jurisdiction (including, without limitation, in the United States under Delaware law) which has no previous trading history and has been incorporated for the purpose of being the holding company of the Company;

“Holding Company Reorganisation” means any transaction involving the issue of shares in the capital of a Holding Company to the Shareholders in exchange for their Shares, the object or intent of which is to interpose the Holding Company as the sole owner of the Company or ATL (as the case may be) prior to an IPO such that immediately subsequent to such transaction:

(a)

the classes of shares comprised in the issued share capital of the Holding Company are the same (or as nearly as practicable the same) as the classes of Shares of the Company or ATL (as the case may be) immediately prior to such transaction;

(b)	the identity of the shareholders of the Holding Company are the same as the identity of the Shareholders immediately prior to the transaction;

(c)

the shareholders of the Holding Company hold shares in the same classes and in the same (or as nearly as practicable the same) proportions in the Holding Company as those persons held Shares immediately prior to the transaction;

(d)

the rights attaching to each class of share comprised in the Holding Company are the same (or as nearly as practicable the same) as those rights attaching to the like class of share comprised in the share capital of the Company or ATL (as the case may be) immediately prior to such transaction (save for the fact that such shares are issued by a different company and/or in a different jurisdiction with attendant differences in company law) (for the avoidance of doubt, this will include the right for Threshold Investors to elect for all or any of the Shares held by it to be redesignated into a class of non-voting ordinary shares without any specific designation in accordance with article 7); and

(e)

the articles of association (or equivalent) of the Holding Company are substantially the same as the articles of association of the Company or ATL (as the case may be) immediately prior to such reorganisation (save for the fact that they apply in respect of a different company, and as to matters and modifications to reflect that the Holding Company may be incorporated in a jurisdiction other than England and Wales);

“Hurdle Amount” means in respect of any Hurdle Share, any per share hurdle amount determined by the Board in connection with the allotment or issue of the relevant Hurdle Share, as evidence by the minutes of the relevant meeting of the Board or any agreement entered into at or around the time of issue of the relevant Hurdle Share (including, but not limited to, any Hurdle Share Subscription Agreement), provided that the Hurdle Amount may be adjusted from time to time by the Board in such manner as it may determine, acting fairly and reasonably, in order to take into account any Bonus Issue or Reorganisation (or any event or circumstance which relates or affects the Company’s share capital or the value thereof), which occurs after the Date of Adoption;

“Hurdle Share Subscription Agreement” means any agreement entered into between the Company and any person from time to time pursuant to which the Company agrees to allot and issue Hurdle Shares or which the Board has designated or elects to treat as a Hurdle Share Subscription Agreement for the purposes of these articles;

“Hurdle Shares” has the meaning given in article 5.2;

“I Ordinary Shares” means the I ordinary shares of £0.001 each in the capital of the Company;

“Investor Directors” means such persons as are appointed as the BBA Director, the RA Director, the Forbion Director or the Syncona Director;

“Investor Director Consent” means the consent of all of the Investor Directors as are appointed from time to time given either:

(a)	at a meeting of the Board, which consent, if and when given, should be minuted; or

(b)	in writing;

“Investor Fund Manager” means a Fund Manager which advises or manages an Investor;

“Investor Majority” means the holders of not less than sixty per cent (60%) of the Preferred Shares;

“Investor Majority Consent” means the written consent of an Investor Majority;

“Investors” means each of the holders of Series A Preferred Shares, Series B Preferred Shares and/or Series C Preferred Shares;

“Investor Super Majority” means the holders of not less than seventy per cent (70%) of the Preferred Shares;

“Investor Super Majority Consent” means the written consent of an Investor Super Majority;

“IPO” means the admission of (or in the case of admission to Nasdaq, the initial public offering of) all or any of the Shares (or any other shares in the Company), the shares in a Holding Company or securities representing the Shares (or any other shares in the Company) or the shares in the Holding Company (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) to trading on Nasdaq or to listing on the Official List of the Financial Conduct Authority or to trading on the AIM market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

“IPO Amount” means the price per share at which any ordinary shares of the Company are sold, offered to be sold or offered on the Admission Date in connection with an IPO (in the case of an offer for sale, being the underwritten price or, if applicable, the minimum tender price, and in the case of a placing, being the price at which ordinary shares are sold under the placing) multiplied by the number of ordinary shares in issue immediately prior to the Admission Date but excluding any ordinary shares issued or to be issued by the Company in connection with the IPO;

“ITEPA” means Income Tax (Earnings and Pensions) Act 2003;

“J Ordinary Shares” means the J ordinary shares of £0.001 each in the capital of the Company;

“L Ordinary Shares” means the L ordinary shares of £0.001 each in the capital of the Company;

“Lower Hurdle Shares” has the meaning given in article 5.2;

“M Ordinary Shares” means the M ordinary shares of £0.001 each in the capital of the Company;

“Member of the same Fund Group” means (other than in respect of UTF) if the Shareholder is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an “Investment Fund”) or is a nominee of that person:

(a)

any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed by that Fund Manager;

(c)	any Subsidiary Undertaking or immediate Parent Undertaking of that Fund Manager, or any Subsidiary Undertaking of the immediate Parent Undertaking of that Fund Manager; or

(d)

any trustee, nominee or custodian of such Investment Fund and vice versa, provided that any UTF Shareholder shall not to be a Member of the same Fund Group as any CPF Shareholder or CRT Shareholder irrespective of whether or not the above provisions would otherwise cause it to be so;

“Member of the same Group” means, as regards any undertaking (other than UTF), a company which is from time to time a Parent Undertaking or a Subsidiary Undertaking of that company or a Subsidiary Undertaking of any such Parent Undertaking, provided that any UTF Shareholder shall not to be a Member of the same Group as any CPF Shareholder or CRT Shareholder irrespective of whether or not the preceding provisions would otherwise cause it to be so;

“N Ordinary Shares” means the N ordinary shares of £0.001 each in the capital of the Company;

“Nasdaq” means the Nasdaq National Stock Market of the Nasdaq OMX Group Inc.;

“New Securities” means any Shares or other securities convertible into, or carrying the right to subscribe for, those Shares issued by the Company after the Date of Adoption (other than Shares or securities issued as a result of the events set out in article 13.6);

“OrbiMed Shareholder” means OrbiMed Genesis Master Fund, L.P. and/or Worldwide Healthcare Trust PLC and any of their Permitted Transferees;

“Ordinary Shares” means the B Ordinary Shares, D Ordinary Shares, E Ordinary Shares, F Ordinary Shares, G Ordinary Shares, H Ordinary Shares, I Ordinary Shares, J Ordinary Shares, L Ordinary Shares, M Ordinary Shares and N Ordinary Shares from time to time;

“Original CRT Shareholder” has the meaning given in article 15.4;

“Original Founder Shareholder” has the meaning given in article 15.3;

“Original Other Shareholder” has the meaning given in article 15.4;

“Original Preferred Shareholder” has the meaning given in article 15.1;

“Original Shareholder” means an Original Founder Shareholder, Original CRT Shareholder, Original Other Shareholder or Original Preferred Shareholder, as the case may be;

“Permitted Transfer” means a transfer of Shares in accordance with article 15;

“Permitted Transferee” means:

(a)	in relation to a Shareholder who is an individual, any of his Privileged Relations or Trustees;

(b)	in relation to a Shareholder which is an undertaking (as defined in section 1161(1) of the Act), any Member of the same Group;

(c)	in relation to a Shareholder which is an Investment Fund, any Member of the same Fund Group;

(d)	in relation to an Investor, to any other Investor;

(e)	in relation to an RA Shareholder, each other RA Shareholder or their Associates;

(f)	in relation to CRT, to UCL, UCL Business or Crick; and

(g)	in relation to Boxer Capital, LLC, to MVA Investors, LLC and its or their Affiliates;

(h)	in relation to an OrbiMed Shareholder, each other OrbiMed Shareholder and its or their Associates;

“Pre-emption Seller” has the meaning set out in article 16.2 of these articles;

“Pre Non-Qualifying IPO Reorganisation” has the meaning set out in article 6.3 of these articles;

“Preference Amount” means, in relation to:

(a)	the Series A Preferred Shares a price per share equal to 100% of the Series A Starting Price;

(b)	the Series B Preferred Shares a price per share equal to 106% of the Series B Starting Price; and

(c)	the Series C Preferred Shares a price per share equal to 100% of the Series C Starting Price,

in each case together with a sum equal to any Arrears;

“Preferred Shareholder” means a holder of Preferred Shares;

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares and/or the Series C Preferred Shares (as applicable);

“Price” is as determined in accordance with article 17.2;

“Privileged Relation” in relation to a Shareholder who is an individual member or deceased or former member means a spouse, Civil Partner or legitimate child or step or adopted child;

“Proceeds of Sale” means the consideration payable (including, without limitation, any deferred or contingent consideration and any amounts paid out pursuant to any post-completion adjustment pursuant to the terms of the Share Sale) whether in cash or otherwise to those Shareholders selling Shares under a Share Sale by way of consideration from the relevant purchaser pursuant to the terms of the Share Sale, less any fees, costs and expenses payable in respect of such Share Sale as approved by the Board (acting with the consent of an Investor Director Consent);

“Proposed Purchaser” means a proposed bona fide purchaser who at the relevant time has made an offer on arm’s length terms;

“Proposed Sale Date” has the meaning given in article 19.3;

“Proposed Sale Notice” has the meaning given in article 19.3;

“Proposed Sale Shares” has the meaning given in article 19.3;

“Proposed Seller” means any person proposing to transfer any Shares;

“Proposed Transfer” has the meaning given in article 19.1;

“Qualifying IPO” means an IPO in relation to which: (a) the per share offering price is at least 1.15 times the Series C Starting Price; and (b) the gross aggregate subscription amount in respect of new ordinary shares issued at the IPO is not less than $75 million, and which occurs in connection with a listing on the NYSE or Nasdaq;

“Qualifying Person” has the meaning given in section 318(3) of the Act;

“Qualifying Shares” has the meaning given in article 5.2;

“RA Healthcare” means RA Capital Healthcare Fund, L.P.;

“RA Nexus” means RA Capital Nexus Fund, L.P.;

“RA Director” means the director appointed by the RA Shareholders in accordance with article 28.2;

“RA Shareholders” means RA Nexus, RA Healthcare, Blackwell and any of their Permitted Transferees;

“Redmile Shareholders” means Redmile Biopharma Investments II, L.P. and any of its Permitted Transferees;

“Relevant Interest” has the meaning set out in article 30.5;

“Sale Shares” has the meaning set out in article 16.2.1;

“Series A Preferred Shares” means series A preferred shares of £0.001 each in the capital of the Company having the rights set out in these articles;

“Series A Starting Price” means £1.00 (if applicable, adjusted in accordance with article 10.4);

“Series B Majority” means the holders of not less than eighty per cent (80%) of the Series B Preferred Shares;

“Series B Preferred Shares” means series B preferred shares of £0.001 each in the capital of the Company having the rights set out in these articles;

“Series B Preferred Shareholder” means a holder of Series B Preferred Shares;

“Series B Starting Price” means £1.9160 (if applicable, adjusted in accordance with article 10.4);

“Series C Majority” means the holders of a majority of the Series C Preferred Shares;

“Series C Preferred Shares” means series C preferred shares of £0.001 each in the capital of the Company having the rights set out in these articles;

“Series C Preferred Shareholder” means a holder of Series C Preferred Shares;

“Series C Starting Price” means £2.1589 (if applicable, adjusted in accordance with article 10.4);

“Shareholder” means any holder of any Shares;

“Shares” means the Series C Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares, the Ordinary Shares and the Deferred Shares from time to time;

“Share Sale” means the sale of (or the grant of a right to acquire or to dispose of (regardless of whether such right or obligation is contingent and/or optional)) any of the Shares (in one transaction or a series of transactions) which will result (or will result upon exercise of such right) in the purchaser of those Shares (or grantee of that right) and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, except where following completion of the sale the shareholders and the proportion of shares held by each of them are substantially the same as the Shareholders and their shareholdings in the Company immediately prior to the sale (which, for the avoidance of doubt, shall include a Holding Company Reorganisation);

“Subsidiary Undertaking” and “Parent Undertaking” have the respective meanings set out in sections 1159 and 1162 of the Act;

“Subscription Agreement” means the agreement relating to the subscription of Shares in the Company entered into on or about the Date of Adoption;

“Syncona” means Syncona Portfolio Limited (registered in Guernsey with registered number 62778);

“Syncona Director” means the director appointed by the Syncona Shareholders in accordance with article 28.1;

“Syncona Shareholders” means Syncona and any Permitted Transferee of any of them;

“Threshold Investor” means an Investor (together with its Affiliates) who shall:

(a)

hold shares in the Company or Holding Company (including, without limitation, any shares purchased in the IPO) greater than 9.9% of the Company’s shares or the Holding Company’s shares (as applicable) following: (A) conversion of the Shares in accordance with article 7; and (B) the closing of the IPO; and

(b)	have elected (in writing to the Company) to be treated as a Threshold Investor;

“Tobacco Party” means any person who is directly engaged in the production of tobacco-based products;

“Transfer Notice” shall have the meaning given in article 16.2;

“Transfer Price” shall have the meaning given in article 16.2.3; and

“Trustees” in relation to a Shareholder means the trustee or the trustees of a Family Trust;

“UCL” means University College London;

“UCL Business” means UCL Business Plc (registered number 02776963);

“Unvested” or “Unvested Shares” means in respect of an Employee’s Employee Shares, either:

(a)

the proportion of an Employee’s Employee Shares which cease to be capable of being converted into Deferred Shares in accordance with article 9.1 upon that Employee ceasing to be an Employee (and does not otherwise continuing as an Employee) by reason of being a Good Leaver; or

(b)	if the Employee and the Company have entered into a Vesting Agreement, the proportion of the Employee’s Employee Shares shall be calculated in accordance with such Vesting Agreement; and

“UTF” means UCL Technology Fund LP (registered number LP017126) acting through its general partner, UTF General Partner LLP;

“UTF Shareholders” means UTF (acting through its general partner, UTF General Partner LLP) and its Permitted Transferees;

“Vested” or “Vested Shares” means in respect of an Employee’s Employee Shares, any Shares that are not Unvested Shares; and

“Vesting Agreement” means any agreement entered into between an Employee and the company (with Investor Director Consents) in respect of any Employee Shares in which that Employee is interested setting out the basis on which the proportion of any Employee Shares which may be converted into Deferred Shares at any time is to be determined.

3.	SHARE CAPITAL

3.1

In these articles, unless the context requires otherwise, references to Shares of a particular class shall include Shares allotted and/or issued after the Date of Adoption and ranking pari passu in all respects (or in all respects except only as to the date from which those Shares rank for dividend) with the Shares of the relevant class then in issue.

3.2

Except as otherwise provided in these articles, the B Ordinary Shares, the D Ordinary Shares, the E Ordinary Shares, the F Ordinary Shares, the G Ordinary Shares, the H Ordinary Shares, the I Ordinary Shares, the J Ordinary Shares, the L Ordinary Shares, the M Ordinary Shares, the N Ordinary Shares, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares shall rank pari passu in all respects but shall constitute separate classes of Shares.

3.3

If any Shareholder becomes entitled to fractions of a Share (the “Fractional Holders”), the Directors may (in their absolute discretion) deal with these fractions as they think fit on behalf of the Fractional Holders. In particular, the Directors may:

3.3.1

aggregate and sell the fractions to a person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportions among the Fractional Holders or may ignore fractions or accrue the benefit of such fractions to the Company rather than the Fractional Holder. For the purposes of completing any such sale of fractions, the chairman of the Company or, failing him, the secretary will be deemed to have been appointed the Fractional Holder’s agent for the purpose of the sale; or

3.3.2	ignore their fractions or accrue the benefit of such fractions to the Company rather than the Fractional Holder.

3.4	The words “and the directors may determine the terms, conditions and manner of redemption or any such shares” shall be deleted from article 43(2) of the Model Articles.

3.5

In article 49(2) of the Model Articles, the words “evidence, indemnity and the payment of a reasonable fee as the directors decide” in paragraph (c) shall be deleted and replaced with the words “evidence, indemnity and the payment of reasonable expenses reasonably incurred by the Company in investigating evidence as the directors may determine”.

3.6	The Company shall be entitled to retain any share certificate(s) relating to any Employee Shares while any such Employee Shares remain Unvested.

4.	DIVIDENDS

4.1	Article 72(1) of the Model Articles shall be amended by:

4.1.1	the replacement of the words “either in writing or as the directors may otherwise decide” at the end of paragraphs (a), (b) and (c) of that article 72(1) with the words “in writing”; and

4.1.2	the replacement of the words “either in writing or by such other means as the directors decide” from the end of paragraph (d) of that article 72(1) with the words “in writing”.

4.2

No dividend shall be declared or paid to the holders of Shares without Investor Majority Consent and any such dividend may then be paid to the holders of Preferred Shares and Ordinary Shares as determined by the Board (acting with Investor Director Consent).

5.	LIQUIDATION PREFERENCE

5.1

On a distribution of assets on liquidation or a return of capital (other than a conversion, redemption or purchase of Shares), the surplus assets of the Company remaining after the payment (or other satisfaction) of its liabilities shall be applied (to the extent that the Company is lawfully permitted to do so and subject to article 5.2 below);

5.1.1

first, in paying to each of the holders of Preferred Shares (as if they constituted one and the same class) in priority to any other classes of Share an amount equal to the Preference Amount for each issued Preferred Share held (provided that if there are insufficient surplus assets to pay such amounts per Preferred Share equal to the Preference Amount payable on such Preferred Share in full, the remaining surplus assets shall be distributed to the holders of Preferred Shares pro rata to the aggregate Preference Amount applicable to their respective holdings of Preferred Shares);

5.1.2

second, in paying to the holders of the Deferred Shares, if any, a total of £1.00 for the entire class of Deferred Shares (which payment shall be deemed satisfied by payment to any one holder of Deferred Shares); and

5.1.3

subject to article 5.2, the balance of the surplus assets (if any) shall be distributed among the holders of Ordinary Shares (as if they constituted one and the same class) pro rata to the number of Ordinary Shares held.

5.2

The allocation of surplus assets as provided in article 5.1 shall be subject to the proviso that no Ordinary Share with a Hurdle Amount (the “Hurdle Shares”, and, for the avoidance of doubt, the B Ordinary Shares are not Hurdle Shares) shall be entitled to receive any allocation or participate in any distribution pursuant to article 5.1.3 unless and until: (a) each Ordinary Share without a Hurdle Amount (together, the “Qualifying Shares”); and (b) each Hurdle Share with a Hurdle Amount that is lower than the Hurdle Amount of the relevant Hurdle Share (if any) (a “Lower Hurdle Share”), has been allocated pursuant to article 5.1.3:

5.2.1	in respect of each Qualifying Share, an amount per Qualifying Share which equals the Hurdle Amount of the Hurdle Share; and

5.2.2	in respect of each Lower Hurdle Share, an amount per Lower Hurdle Share equal to the difference between the Hurdle Amount of that Lower Hurdle Share and the Hurdle Amount of the Hurdle Share,

at which point the Hurdle Share shall participate (with the other Ordinary Shares eligible to participate under article 5.1.3) for allocation under article 5.1.3 but only as regards the excess of the available aggregate allocation amount.

5.3

For the purposes of determining the amount each holder of Preferred Shares is entitled to receive pursuant to article 5.1, each such holder shall be deemed to have converted (regardless of whether such holder actually converted) all of its Preferred Shares into Ordinary Shares immediately prior to the event giving rise to the distribution under article 5.1 if, as a result of an actual conversion, such holder would receive under article 5.1.3 (as determined in good faith by the Board (acting with Investor Director Consent)), an amount greater than the amount that would otherwise be distributed to such holder under article 5.1.1 and in such circumstances:

5.3.1

the entitlement of the relevant holder(s) of Preferred Shares, as calculated in accordance with this article 3 and article 5.1.3, shall rank pari passu with the entitlements of the holders of Ordinary Shares under article 5.1.3; and

5.3.2	the relevant holder(s) of Preferred Shares shall not be entitled to any distribution under article 5.1.1.

5.4	In the event that a Share is transferred in accordance with these articles, in calculating the entitlement of a transferee to receive payment under article 5.1 the transferee shall be:

5.4.1	entitled to receive any payment to which the original subscriber would have been entitled to receive in respect of that Share under article 5.1; and

5.4.2	deemed to have received any prior distribution of income or payment of capital made to all previous holders in respect of that Share.

6.	EXIT PROVISIONS

6.1

On a Share Sale, the Proceeds of Sale shall be distributed in the order of priority set out in article 5 and the Directors shall not register any transfer of Shares if the Proceeds of Sale are not so distributed (save in respect of any Shares not sold in connection with that Share Sale in respect of which the priority set out in article 5 will be amended accordingly) provided that, if the Proceeds of Sale are not settled in their entirety upon completion of the Share Sale:

6.1.1

the Directors shall not be prohibited from registering the transfer of the relevant Shares so long as the Proceeds of Sale that are settled have been distributed in the order of priority set out in article 5; and

6.1.2

the Shareholders shall take any action required by an Investor Majority to ensure that the Proceeds of Sale in their entirety are distributed in the order of priority and subject to the other provisions set out in article 5.

6.2

On an Asset Sale, the surplus assets of the Company remaining after the payment of its liabilities shall be distributed (to the extent that the Company is lawfully permitted to do so) in the order of priority set out in article 5 provided always that, if it is not lawful for the Company to distribute its surplus assets in accordance with the provisions of these articles, the Shareholders shall take any action reasonably required by an Investor Majority (including, but without prejudice to the generality of this article 6.2, actions that may be necessary to put the Company into voluntary liquidation so that the order of priority set out in article 5 may be applied).

6.3

Immediately prior to and conditionally upon an IPO which is not a Qualifying IPO, the Shareholders shall enter into such reorganisation of the share capital of the Company as an Investor Majority may reasonably require, being a reorganisation that results in all of the Shares in issue (other than Deferred Shares and shares with similar rights to the Deferred Shares) becoming a single class of ordinary shares (save that a Threshold Investor can elect for all or any of the Shares held by it to be redesignated into a class of non-voting ordinary shares without any specific designation) (a “Pre Non-Qualifying IPO Reorganisation”) to ensure that, subject to addressing fractional entitlements in accordance with article 3.3, the IPO Amount is reallocated between the Shareholders as nearly as practicable in the same proportions as article 6.1 would provide on a Share Sale in which the Proceeds of Sale were equal to that IPO Amount, save that in such case the definition of Preference Amount with regards the Series B Preferred Shares shall be read as meaning 100% (and not 106%) of the Series B Starting Price for the Series B Preferred Shares. For the avoidance of doubt, any Employee Shares held by any Employee or Employee Shareholder may be converted partly as ordinary shares and partly as Deferred Shares or other deferred shares having rights equivalent to the Deferred Shares in order to ensure that the number of ordinary shares held by that individual holder (subject to issues relating to fractional entitlements) as a proportion of the aggregate number of ordinary shares in issue represents that proportion of value which would be payable in respect of that individual holder’s Employee Shares on a Share Sale in accordance with article 6.1 in which the Proceeds of Sale were equal to the IPO Amount.

6.4	If the Proceeds of Sale in connection with a Share Sale include any non-cash consideration (the “Non-Cash Consideration”) then, for the purposes of article 6.1:

6.4.1

in the event that any Non-Cash Consideration is shares that are traded on NASDAQ or the New York Stock Exchange or the Official List of the Financial Conduct Authority or the AIM market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) (a “Stock Exchange”), such Non-Cash Consideration in respect of such shares shall be deemed to have a cash value equal to the average of the middle market quotations of such shares over a thirty (30) day period ending three (3) days prior to closing the Share Sale; or

6.4.2

in respect of any Non-Cash Consideration which is shares that are not traded on a Stock Exchange, such Non-Cash Consideration in respect of such shares shall be deemed to have a cash value equal to such amount as the Board and the Investor Majority determine (in their opinion) represents a reasonable estimation of the fair market value of such Non-Cash Consideration as at the date of completion of such Share Sale, taking into account such assumptions, bases, matters, facts and circumstances as the Board and the Investor Majority (in their discretion) consider reasonable. In the absence of fraud or manifest error, such determination of the Board and the Investor Majority shall be binding on the Company and all the Shareholders.

6.5

In the event that the Board and the Investor Majority cannot agree on a valuation of the Non-Cash Consideration in respect of the relevant Share Sale pursuant to article 6.4.2, the decision shall be referred to the Auditors (acting as experts and not arbitrators) who may, at the cost of the Company, make a determination as to a reasonable estimation of the fair market value of such Non-Cash Consideration as at the date of completion of such Share Sale, taking into account such assumptions, bases, matters, facts and circumstances as the Auditors (in their discretion) consider reasonable. In the absence of fraud or manifest error, the determination of the Auditors shall be final and binding on the Company and all the Shareholders and the Board will give the Auditors access to all accounting records or other relevant documents of the Company as is required for such determination, subject to the Auditors agreeing such confidentiality provisions as the Board may reasonably impose.

6.6

In applying the provisions of this article 6, in the event that there is an Exit which involves the Proceeds of Sale being distributed on more than one occasion (for any deferred or contingent consideration or otherwise), the consideration so distributed on any further occasion shall be paid by continuing the distribution from the previous distribution of consideration in order of priority set out in this article 6 as if each distribution constituted a distribution of the whole of the Proceeds of Sale.

7.	CONVERSION OF SHARES

7.1

Each holder of Series A Preferred Shares may at any time convert all, or any part of, its holding of Series A Preferred Shares into an equivalent number of B Ordinary Shares. Such right of conversion shall be effected by notice in writing given to the Company signed by the holder of the relevant Series A Preferred Shares. A conversion under this article shall take effect immediately upon the date of delivery of such notice to the Company (the “Conversion Date”).

7.2

Each holder of Series B Preferred Shares may at any time convert all, or any part of, its holding of Series B Preferred Shares into an equivalent number of B Ordinary Shares. Such right of conversion shall be effected by notice in writing given to the Company signed by the holder of the relevant Series B Preferred Shares. A conversion under this article shall take effect immediately upon the date of delivery of such notice to the Company (which shall be treated as the Conversion Date).

7.3

Each holder of Series C Preferred Shares may at any time convert all, or any part of, its holding of Series C Preferred Shares into an equivalent number of B Ordinary Shares. Such right of conversion shall be effected by notice in writing given to the Company signed by the holder of the relevant Series C Preferred Shares. A conversion under this article shall take effect immediately upon the date of delivery of such notice to the Company (which shall be treated as the Conversion Date).

7.4	All of the Preferred Shares shall automatically convert into an equivalent number of B Ordinary Shares:

7.4.1	on the date of a notice given by a Investor Majority Consent stating that such a conversion shall occur (which shall be treated as the Conversion Date); or

7.4.2	immediately upon the occurrence of a Qualifying IPO.

7.5

All of the Ordinary Shares (other than the B Ordinary Shares) shall automatically convert into an equivalent number of B Ordinary Shares immediately upon the occurrence of a Qualifying IPO, save that the Employee Shares held by any Employee or Employee Shareholder may be converted partly as B Ordinary Shares and partly as Deferred Shares or other deferred shares having rights equivalent to the Deferred Shares in order to ensure that the number of ordinary shares held by that individual holder (subject to issues relating to fractional entitlements) as a proportion of the aggregate number of B Ordinary Shares in issue represents that proportion of value which would be payable in respect of that individual holder’s Employee Shares on a Share Sale in accordance with article 6.1 in which the Proceeds of Sale were equal to the IPO Amount.

7.6

Where conversion is mandatory on the occurrence of a Qualifying IPO in accordance with articles 7.4.2 and 7.5, immediately following conversion of the Preferred Shares and the Ordinary Shares (other than the B Ordinary Shares) into B Ordinary Shares and prior to such Qualifying IPO, all of the B Ordinary Shares in issue shall be redesignated as a single class of voting ordinary shares without any specific designation, save that a Threshold Investor can elect for all or any of the B Ordinary Shares held by it to be redesignated into a class of non-voting ordinary shares without any specific designation.

7.7

In the case of: (i) articles 7.1, 7.2, 7.3 and 7.4.1, not more than five (5) Business Days after the Conversion Date; or (ii) articles 7.4.2 and 7.5, at least five (5) Business Days prior to the occurrence of the Qualifying IPO, each holder of the relevant Preferred Shares and/or Ordinary Shares shall deliver the certificate (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Preferred Shares and/or Ordinary Shares being converted (and in the case of articles 7.4.2 and 7.5, redesignated as well) to the Company at its registered office for the time being.

7.8

Where conversion is mandatory on the occurrence of a Qualifying IPO the conversions set out in articles 7.4.2 and 7.5 and the redesignation set out in article 7.6 will be effective only immediately prior to and conditional upon such Qualifying IPO (and “Conversion Date” shall be construed accordingly) and, if such Qualifying IPO does not become effective or does not take place, such conversion shall be deemed not to have occurred.

7.9

Forthwith following a conversion (and, where applicable, redesignation in accordance with article 7.6) pursuant to this article 7, the Company shall enter the holder(s) of the converted Preferred Shares or Ordinary Shares in the register of Shareholders of the Company as the holder(s) of the appropriate number of B Ordinary Shares (or ordinary shares in accordance with article 7.5) and, subject to the relevant holder of Preferred Shares or Ordinary Shares (as applicable) delivering the relevant share certificate(s) (or indemnity or other evidence) in respect of the Preferred Shares or the Ordinary Shares, the Company shall, within five (5) Business Days of conversion, forward a definitive share certificate for the appropriate number of fully paid B Ordinary Shares (or ordinary shares in accordance with article 7.5) to such holder of converted Preferred Shares or converted Ordinary Shares, by post to his address as shown in the Company’s register of Shareholders, at his or its own risk and free of charge.

7.10

Any Shareholder shall have the right to convert each such non-voting ordinary share into one voting ordinary share at such Shareholder’s election, which shall be made by written notice to the Company provided that in the case of a Threshold Investor, the non-voting ordinary shares may only be converted into voting ordinary shares during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of section 13(d) of the Exchange Act), when aggregated with affiliates and “group” members with whom such holder is required to aggregate beneficial ownership for purposes of section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation.

7.11

In order for a Shareholder to voluntarily convert non-voting ordinary shares to voting ordinary shares, such Shareholder shall deliver written notice to the Company that such Shareholder elects to convert all or any number of non-voting ordinary shares to voting ordinary shares. Following such conversion, the Company shall enter the Shareholder’s voting ordinary shares in the register of Shareholders of the Company as the holder(s) of the appropriate number of voting ordinary shares and, subject to the relevant holder of non-voting ordinary shares delivering the relevant share certificate(s) (or indemnity or other evidence) in respect of the non-voting ordinary shares, the Company shall, within two (2) Business Days of conversion, forward a definitive share certificate for the appropriate number of fully paid voting ordinary shares to such Shareholder of converted non-voting ordinary shares, by post to its address as shown in the Company’s register of Shareholders, at his or its own risk and free of charge.

7.12

The one-to-one conversion ratio for the conversion of the non-voting ordinary shares into voting ordinary shares shall in all events be equitably adjusted in the event of any Bonus Issue or Reorganisation.

7.13

The non-voting ordinary shares shall be identical in all respects to the voting ordinary shares, save that the non-voting ordinary shares shall be non-voting and convertible into voting ordinary shares in accordance article 7.10 and all of the non-voting ordinary shares issued to Threshold Investors shall form a single class of shares.

8.	VOTES IN GENERAL MEETING

8.1

The B Ordinary Shares, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares shall confer on each holder thereof the right to receive notice of and to attend, speak and vote at all general meetings of the Company.

8.2

The D Ordinary Shares, the E Ordinary Shares, the F Ordinary Shares, the G Ordinary Shares, the H Ordinary Shares, the I Ordinary Shares, the J Ordinary Shares, the L Ordinary Shares, the M Ordinary Shares, the N Ordinary Shares and the Deferred Shares shall not confer any right to receive notice of and to attend, speak or vote at any general meeting of the Company.

9.	VESTING OF EMPLOYEE SHARES

9.1

Subject to article 9.2, if any Employee ceases for any reason to be an Employee (and does not otherwise continue as an Employee), the following proportion of the Employee Shares relating to that Employee shall immediately convert into Deferred Shares (unless the Employee and the Company (with prior written Investor Majority Consent) have agreed otherwise in a Vesting Agreement, in which case the proportion shall be calculated in accordance with such Vesting Agreement):

9.1.1	where the relevant Employee ceases to be an Employee by reason of being a Bad Leaver, all of the Employee Shares; and

9.1.2

where the relevant Employee ceases to be an Employee (and does not otherwise continue as an Employee) by reason of being a Good Leaver, the proportion of the Employee Shares provided for in the table below:

Effective Termination Date	Proportion
At any time prior to the first anniversary of the Commencement Date	100%
At any time following the first anniversary of the Commencement Date but prior to the fourth anniversary of the same
At any time on or after the fourth anniversary of the Commencement Date	0%

where

“U” means the number of complete calendar months elapsed since the Commencement Date; and

“Effective Termination Date” means the date on which the Employee ceases to be an Employee (and does not otherwise continue as an Employee) or, if earlier:

(a)	in the case of an individual who is employed by the Company or Group Company, the date on which such individual gives or receives notice terminating his employment or engagement; and

(b)

in the case of an individual whose services are made available to the Company or any member of its Group under the terms of an agreement between the Company or any member of its Group on the one hand and such individual or any other person on the other hand, the date on which such individual or other person gives or receives notice terminating such agreement, and where Employee Shares have been issued on or otherwise have more than one Commencement Date, article 9.1.2 shall be applied separately in respect of Employee Shares which have been issued on or otherwise have the same Commencement Date.

9.2

Unless the Board with Investor Majority Consent determines that this article 9.2 shall not apply, immediately prior to an Exit, the Employee’s Employee Shares which are Unvested shall immediately convert into Deferred Shares.

9.3	Unless the Board with Investor Majority Consent determines that this article 9.3 shall not apply, immediately prior to the completion of an IPO, either:

9.3.1	the Employee’s Employee Shares which are Unvested shall immediately convert into Deferred Shares; or

9.3.2

that Employee (and any other Employee Shareholder who holds any such Employee Shares) shall have been required to enter into, and shall have entered into, agreement(s) or arrangement(s) as are referred to in article 9.4, in which case the Employee Shares which are Unvested will cease to be capable of being converted into Deferred Shares in accordance with this article 9.

9.4

The Board may, and shall at the request of an Investor Majority, require an Employee to whom any Employee Shares relate (and/or any other person who holds such Employee Shares), to enter into the following such agreement(s) or arrangement(s) on such terms as it may specify:

9.4.1	in respect of:

(a)	that Employee’s Employee Shares that are Unvested immediately prior to the completion of the IPO; and

(b)

in respect of the shares representing the Employee Shares referred to in article 9.4.1(a) arising out of any Pre Non-Qualifying IPO Reorganisation, conversion under article 7.5, Holding Company Reorganisation and/or any other reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by articles 36 and 37), an agreement or arrangement to ensure that such shares are subject to vesting arrangements having a substantially equivalent commercial effect to those to which the Employee Shares would have been subject under these articles or the relevant Vesting Agreement (as applicable) had the IPO not occurred and those provisions continue to apply (an “IPO Vesting Agreement”), and any Employee Shares to which the provisions of an IPO Vesting Agreement apply are referred to as the relevant Employee’s “IPO Unvested Shares”; and

9.4.2	in respect of:

(a)	that Employee’s Employee Shares that are Vested immediately prior to the completion of the IPO; and

(b)

the shares representing those Employee Shares referred to in article 9.4.2(a) arising out of any Pre Non-Qualifying IPO Reorganisation, Holding Company Reorganisation and/or any other reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by articles 36 and 37), a lock up agreement or arrangement on such terms as an Investor Majority may require (provided that it is not materially more onerous than the terms of any lock-up agreement entered into by the members of any such Investor Majority).

9.5	Without limitation, an IPO Vesting Agreement may provide that:

9.5.1	interests in IPO Unvested Shares may not without the prior written approval of the Board be transferred or disposed of; and

9.5.2

if the IPO had not occurred and any of the Employee Shares attributable to any IPO Unvested Shares would (but for the application of article 9.3) have become Deferred Shares in accordance with this article 9 or any relevant Vesting Agreement (assuming the relevant provisions of these articles and any applicable Vesting Agreement had continued to apply), the relevant Employee Shareholder may be required to transfer those IPO Unvested Shares to such person as the Board may in writing specify (which may include the Company) for such nominal consideration, or no consideration, as the Board may specify.

9.6

The Board may require that all or some of an Employee Shareholder’s IPO Unvested Shares be transferred by the relevant Employee Shareholder to a nominee specified by the Board on such terms as the Board may specify in order to ensure that the Board may enforce the provisions referred to in articles 9.4 and 9.5.

9.7

If any Employee Shareholder and, if relevant any Employee, fails, to enter into any agreement(s) or arrangement(s) referred to in article 9.4, then (unless the Board with Investor Director Consent determines otherwise) immediately prior to completion of the IPO all of the relevant Employee Shareholder’s Employee Shares identified as Unvested and which would otherwise become IPO Unvested Shares shall immediately convert into Deferred Shares in accordance with article 9.3.

9.8	Any director of the Company may as agent of an Employee Shareholder:

9.8.1

enter into and/or execute all such agreement(s) and/or arrangement(s) and/or document(s) on that Employee Shareholder’s behalf as may be reasonable and/or necessary in that director’s opinion to give effect to all or any provisions of articles 9.3 to 9.7; and

9.8.2	do all such other acts, matters or things on that Employee Shareholder’s behalf as the Board may reasonably require in order to give effect to the provisions of articles 9.3 to 9.7.

9.9

Upon any conversion of Employee Shares into Deferred Shares, the Company shall be entitled to enter the holder of the Deferred Shares on the register of members of the Company as the holder of the appropriate number of Deferred Shares as from the Conversion Date. Upon the date of conversion, the Employee (and his Permitted Transferee(s)) shall deliver to the Company at its registered office the shares certificate(s) (to the extent not already in the possession of the Company) (or an indemnity for lost share certificate in a form acceptable to the Board) for the Shares so converting and upon such delivery there shall be issued to him (or his Permitted Transferee(s)) share certificate(s) for the number of Deferred Shares resulting from the relevant conversion and any remaining Ordinary Shares.

9.10	Article 9 shall cease to apply on the occurrence of such event as the Board with Investor Majority Consent may specify.

9.11	For the purposes of giving effect to the provisions of this article 9:

9.11.1

where, in accordance with this article, a proportion of an Employee Shareholder’s shares are to be identified as Vested, a proportion are to be identified as Unvested and/or some have converted into Deferred Shares, the Board may determine which particular Employee Shares are to be identified as Vested or Unvested and/or which Employee Shares have been converted into Deferred Shares;

9.11.2

where, in accordance with this article, at a particular point in time Employee Shares are to be identified as Vested or have converted into Deferred Shares, if the Board determines that the point at which such matter is to occur needs to occur earlier than provided for in this article in order to more easily give effect to the relevant Exit and/or IPO, the Board (acting with Investor Director Consent) may determine that the relevant matter may occur at a time earlier than that provided for in this article 9 provided that in making any such determination, no Employee Shareholder suffers a material detriment; and

9.11.3

where a nominee holds Employee Shares, the Board shall be entitled to direct the nominee as to which Employee Shares it holds are be identified as Vested or Unvested or which have become Deferred Shares, so as to give effect to the purpose of this article 9.

10.	ANTI-DILUTION PROTECTION

10.1

If New Securities are issued by the Company at a price per New Security which equates to less than the Series B Starting Price and/or the Series C Starting Price (a “Qualifying Issue”) (which in the event that the New Security is not issued for cash shall be a price certified by the Auditors acting as experts and not as arbitrators as being in their opinion the current cash value of the non-cash consideration for the allotment of the New Securities) then the Company shall, unless and to the extent that a Series B Majority and/or a Series C Majority (the “Relevant Majority”) shall have specifically waived in writing the rights of all corresponding relevant Investors in respect of the class of Series B Preferred Shares and/or Series C Preferred Shares to which the Relevant Majority respectively relates (as the case may be), issue to each holder of Series B Preferred Shares and/or Series C Preferred Shares (as the case may be) (the “Exercising Investor”) a number of new Series B Preferred Shares or Series C Preferred Shares determined by applying the following formula (and rounding the product, N, down to the nearest whole share), subject to adjustment as certified in accordance with article 10.4 (the “Anti-Dilution Shares”):

Where:

N	=	Number of Anti-Dilution Shares to be issued to the Exercising Investor

WA	=

SIP	=	in the case of the Series C Preferred Shares, the Series C Starting Price and in the case of the Series B Preferred Shares, the Series B Starting Price

ESC	=	the number of Equity Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) in each case immediately prior to the Qualifying Issue

QISP	=	the lowest per share price of the New Securities issued pursuant to the Qualifying Issue (which in the event that that New Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non-cash consideration for the allotment of the New Security)

NS	=	the number of New Securities issued pursuant to the Qualifying Issue

Z	=	the number of Series B Preferred Shares or Series C Preferred Shares (as the case may be) held by the Exercising Investor prior to the Qualifying Issue.

10.2

If an issue of New Securities constitutes a Qualifying Issue that requires the Company to issue additional Series B Preferred Shares and additional Series C Preferred Shares pursuant to article 10.1 then the Company shall apply the provisions of article 10.1 to: (i) first, calculate the number of additional Series B Preferred Shares required to be issued to the Series B Preferred Shareholders; and (ii) second, calculate the number of additional Series C Preferred Shares required to be issued to the Series C Preferred Shareholders, provided that in each calculation “NS” and “ESC” in article 10.1 shall not include any additional Series B Preferred Shares and/or additional Series C Preferred Shares required to be issued pursuant to article 10.1.

10.3	The Anti-Dilution Shares shall:

10.3.1

be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or the Exercising Investors shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at par (being the par value approved in advance by Investor Director Consent) and the entitlement of such Exercising Investors to Anti-Dilution Shares shall be increased by adjustment to the formula set out in article 10.1 so that the Exercising Investors shall be in no worse position than if they had not so subscribed at par. In the event of any dispute between the Company and any Exercising Investor as to the effect of article 10.1 or this article 10.3, the matter shall be referred (at the cost of the Company) to the Auditors for certification of the number of Anti-Dilution Shares to be issued. The Auditors’ certification of the matter shall in the absence of manifest error be final and binding on the Company and the Exercising Investor; and

10.3.2

subject to the payment of any cash payable pursuant to article 10.3.1 (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects with the existing Series B Preferred Shares or existing Series C Preferred Shares (as applicable), within five (5) Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to article 10.3.1.

10.4

In the event of any Bonus Issue or Reorganisation, the Series B Starting Price and/or the Series C Starting Price shall also be subject to adjustment on such basis as may be agreed by the Company with the Series B Majority (in the case of the Series B Starting Price) or the Series C Majority (in the case of the Series C Starting Price) within ten (10) Business Days after any Bonus Issue or Reorganisation. If the Company and the Series B Majority (in the case of the Series B Starting Price) or the Series C Majority (in the case of the Series C Starting Price) cannot agree such adjustment it shall be referred to the Auditors whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders. The costs of the Auditors shall be borne by the Company.

11.	DEFERRED SHARES

11.1

Subject to the Act, the Deferred Shares may be bought back by the Company at any time at its option for the aggregate sum of one penny for all the Deferred Shares registered in the name of any holder or holders without obtaining the sanction of the holder or holders.

11.2

The allotment or issue of Deferred Shares or the conversion or re-designation of shares into Deferred Shares shall be deemed to confer irrevocable authority on the Company at any time after their allotment, issue, conversion or re-designation, without obtaining the sanction of such holder(s), to:

11.2.1	appoint any person to execute any transfer (or any agreement to transfer) of such Deferred Shares to such person(s) as the Company may determine (as nominee or custodian thereof or otherwise); and/or

11.2.2	give, on behalf of such holder, consent to the cancellation of such Deferred Shares; and/or

11.2.3	purchase such Deferred Shares in accordance with the Act,

in any such case (i) for a price being not more than an aggregate sum of one penny for all the Deferred Shares registered in the name of such holder(s) and (ii) with the Company having authority pending such transfer, cancellation and/or purchase to retain the certificates (if any) in respect thereof.

11.3	No Deferred Shares may be transferred without the prior consent of the Board.

12.	VARIATION OF RIGHTS

12.1

Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any such class may only be varied or abrogated (either whilst the Company is a going concern or during or in contemplation of a winding-up) with the consent in writing of the holders of more than seventy five per cent. (75%) in nominal value of the issued shares of that class, save where the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares and B Ordinary Shares are equally or proportionately affected by such variation or abrogation in which case such variation or abrogation shall not constitute a variation of rights.

12.2	The creation of a new class of Shares which has preferential rights to one or more existing classes of Shares shall not constitute a variation of the rights of those existing classes of shares.

12.3

The special rights attaching to the Deferred Shares as a class may be varied or abrogated by a special resolution without the requirement for any consent by the holders of the Deferred Shares or any of them.

12.4

For as long as the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall not be varied by anything the Company may do to give effect to any Pre Non-Qualifying IPO Reorganisation, Holding Company Reorganisation and/or any other reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by articles 36 and 37).

12.5	Notwithstanding the provisions of article 12.4, the provisions of article 12.4 shall apply with respect to any class of Preferred Share modified as follows:

“those rights shall not be varied by anything the Company may do to give effect to Pre Non-Qualifying IPO Reorganisation, Holding Company Reorganisation and/or any other reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by articles 36 and 37), unless such reorganisation would:

(a)	result in a new or increased obligation to the Company or to any other Shareholder being imposed on the Shareholders of the relevant class; and/or

(b)	diminish the rights of the Shareholders of the relevant class, save as expressly provided for in these articles.”

13.	ALLOTMENT OF NEW SHARES OR OTHER SECURITIES: PRE-EMPTION

13.1

Subject to the remaining provisions of this article 13, the Directors are generally and unconditionally authorised for the purpose of section 551 of the Act to exercise any power of the Company to: (a) allot Shares; or (b) grant rights to subscribe for or convert any securities into Shares, to any persons, at any times and subject to any terms and conditions as the Directors, acting with Investor Majority Consent, think proper, subject to appropriate resolutions being passed by the members of the Company.

13.2	In accordance with sections 567(1) and/or 570 of the Act, sections 561(1) and 562(1) to (5) (inclusive) of the Act do not apply to an allotment of equity securities made by the Company.

13.3

Unless otherwise agreed (a) by special resolution passed in general meeting and (b) with Investor Majority Consent, if the Company proposes to allot any New Securities those New Securities shall not be allotted to any person unless the Company has in the first instance offered them to all Investors on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu and pro rata basis to the number of Preferred Shares held by such Investors (as nearly as may be without involving fractions). The offer:

13.3.1	shall be in writing, give details of the number and subscription price of the New Securities; and

13.3.2

may stipulate that any Shareholder who wishes to subscribe for a number of New Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess New Securities (“Excess Securities”) for which they wish to subscribe.

13.4

Any New Securities not accepted by Shareholders pursuant to the offer made to them in accordance with article 13.2 shall be used for satisfying any requests for Excess Securities made pursuant to article 13.2 and in the event that there are insufficient Excess Securities to satisfy such requests, the Excess Securities shall be allotted to the applicants on a pro rata basis to the number of Preferred Shares held by the applicants immediately prior to the offer made to Shareholders in accordance with article 13.2 (as nearly as may be without involving fractions or increasing the number allotted to any Shareholder beyond that applied for by him) and after that allotment, any Excess Securities remaining shall be offered to any other person as the Directors may determine at the same price and on the same terms as the offer to the Shareholders.

13.5

Any CRT Shareholder shall be entitled to direct that any New Securities subscribed for by it pursuant to an offer made in accordance with article 13.2 shall be issued and registered in the name of CPF.

13.6	The provisions of articles 13.2 to 13.4 shall not apply to:

13.6.1

subscriptions or the grant of rights to subscribe for D Ordinary Shares, E Ordinary Shares, F Ordinary Shares, G Ordinary Shares, H Ordinary Shares, I Ordinary Shares, J Ordinary Shares, L Ordinary Shares, M Ordinary Shares or N Ordinary Shares by Employees to the extent such Shares or rights form part of the incentive pool available for issuance to Employees as contained in any shareholders’ agreement from time to time or as otherwise agreed by Investor Majority Consent from time to time;

13.6.2

New Securities issued in consideration of the acquisition by the Company of any company or business or in consideration or the merger of any company or business with or into the Company, in each case which has been approved by Investor Majority Consent;

13.6.3	New Securities issued as a result of a bonus issue which has been approved by Investor Majority Consent;

13.6.4	Shares issued to an Investor pursuant to the Subscription Agreement;

13.6.5	any Shares issued pursuant to a Holding Company Reorganisation; and

13.6.6	any Shares or securities issued on an IPO.

13.7

No Shares shall be allotted to (or to any nominee of, or to any person associated for any tax purpose with) any current, prospective or former (i) Employee, (ii) Director or (iii) officer of the Company, unless such current, prospective or former Employee, Director or officer has (within 14 days of acquisition) entered into a joint section 431 ITEPA election with the Company.

14.	TRANSFERS OF SHARES – GENERAL

14.1

In articles 14 to 20.1 inclusive, reference to the transfer of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or Encumbrance over that Share and reference to a Share includes a beneficial or other interest in a Share.

14.2	No Share may be transferred unless the transfer is made in accordance with these articles.

14.3

If a Shareholder transfers, or purports to transfer, a Share otherwise than in accordance with these articles, he or it will, other than with Investor Majority Consent and in the case of an Investor with the consent of the Board, be deemed immediately to have served a Transfer Notice in respect of all Shares held by him or it.

14.4	Any transfer of a Share by way of sale which is required to be made under articles 16 to 20.1 (inclusive) will be deemed to include a warranty that the transferor sells with full title guarantee.

14.5

Unless express provision is made in these articles to the contrary (which for the avoidance of doubt, includes, without limitation, a transfer to a Permitted Transferee in accordance with Article 15), no Shares shall be transferred without Investor Majority Consent.

14.6

Notwithstanding any provision in these articles, no Employee Shares shall be transferred without Investor Majority Consent, unless such transfer is to a Permitted Transferee in accordance with article 15.

14.7	The Directors may refuse to register a transfer if:

14.7.1	it is prohibited by or not effected in accordance with these articles;

14.7.2	it is a transfer of a Share to a bankrupt, a minor or a person of unsound mind;

14.7.3

the transfer is to (or to any nominee of, or to any person associated for any tax purpose with) a current, prospective or former (i) Employee, (ii) Director or (iii) officer of the Company, and such current, prospective or former Employee, Director or officer has not (within 14 days of acquisition) entered into a joint section 431 ITEPA election with the Company;

14.7.4	a power of attorney dealing with the shares in the Company in a form approved by an Investor Majority has been executed and delivered to the Company’s registered office by the transferee;

14.7.5	the transfer is not lodged at the registered office or at such other place as the Directors may appoint;

14.7.6

the transfer is not accompanied by the certificate for the Shares to which it relates or indemnity for lost certificate in such form as the Directors may require and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

14.7.7	the transfer is in respect of more than one class of Shares; or

14.7.8	the transfer is in favour of more than four transferees,

and, if the Directors refuse to register a transfer, the instrument of transfer must be returned to the transferee with a notice of refusal unless they suspect that the proposed transfer may be fraudulent.

14.8	The Directors shall refuse to register a transfer of Shares if it is in favour of a Tobacco Party.

14.9

The Directors may (and shall if so directed by an Investor Majority), as a condition to the registration of any transfer of Shares, require the transferee to execute and deliver to the Company (i) a deed agreeing to be bound by the terms of any shareholders’ agreement or similar document in force between some or all of the Shareholders and the Company in any form as the Directors may reasonably require (but not so as to oblige the transferee to have any obligations or liabilities greater than those of the proposed transferor under any such agreement or other document), and/or (ii) where the transferor is an individual a power of attorney dealing with the shares in the Company and if any condition or conditions is or are imposed in accordance with this article 14.8 the transfer may not be registered unless those deeds have been executed and delivered to the Company’s registered office by the transferee.

14.10

To enable the Directors to determine whether or not there has been any disposal of Shares (or any interest in Shares) other than in accordance with these articles, the Directors may with Investor Director Consent (excluding any Investor Director appointed by the Investor in question where the Shares are held by an Investor) require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration or any other person who the Directors or an Investor Director Consent may reasonably believe to have information relevant to that purpose, to furnish to the Company that information and evidence the Directors may request regarding any matter which they deem (acting reasonably) relevant to that purpose, including (but not limited to) the names, addresses and interests of all persons respectively having interests in the Shares from time to time registered in the holder’s name. If the information or evidence is not provided to enable the Directors to determine to their reasonable satisfaction that the disposal of Shares is in accordance with these articles, or where as a result of the information and evidence the Directors are reasonably satisfied that the disposal of Shares is not in accordance with these articles, the Directors shall immediately notify the holder of such Shares in writing of that fact and the following shall occur:

14.10.1	the relevant Shares shall cease to confer upon the holder of them (including any proxy appointed by the holder) any rights:

(a)	to vote (whether on a show of hands or on a poll and whether exercisable at a general meeting of the Company or at any separate meeting of the class in question); and/or

(b)	to receive dividends or other distributions otherwise attaching to those Shares or to any further Shares issued in respect of those Shares; and

14.10.2

the holder may be required at any time following receipt of the notice to transfer some or all of its Shares to any person(s) at the price that the Directors may require by notice in writing to that holder where the provisions of article 14.11 shall apply.

14.11

The rights referred to in article 14.9.1 above may be reinstated by the Board, subject to Investor Director Consent, and shall in any event be reinstated upon the completion of any transfer referred to in article 14.9.2 above.

14.12

In any case where the Board requires a Transfer Notice to be given in respect of any Shares in accordance with these articles, if a Transfer Notice is not duly given within a period of ten (10) Business Days of demand being made, a Transfer Notice shall be deemed to have been given at the expiration of that period. If a Transfer Notice is required to be given or is deemed to have been given under these articles, the Transfer Notice will be treated as having specified that:

14.12.1	the Transfer Price for the Sale Shares will be the Price of the Sale Shares;

14.12.2	it does not include a Minimum Transfer Condition (as defined in article 16.2.4); and

14.12.3	the seller wishes to transfer all of the Shares held by it.

14.13	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the Directors, which is executed by or on behalf of:

14.13.1	the transferor; and

14.13.2	(if any of the shares is partly or nil paid) the transferee.

14.14	For the avoidance of doubt, a transfer made to a Permitted Transferee in accordance with article 15 shall not be subject to the pre-emption rights contained in article 16.

15.	PERMITTED TRANSFERS

15.1

A Preferred Shareholder (who is not a Permitted Transferee) (the “Original Preferred Shareholder”) may transfer some or all of his or its Preferred Shares to a Permitted Transferee without restriction as to price or otherwise.

15.2

A Permitted Transferee may transfer some or all of their Preferred Shares back to the Original Preferred Shareholder (who is not a Permitted Transferee) or to another Permitted Transferee of the Original Preferred Shareholder without restriction as to price or otherwise.

15.3	A Founder (an “Original Founder Shareholder”) may transfer some or all of his Shares to a Permitted Transferee without restriction as to price or otherwise.

15.4	A CRT Shareholder (an “Original CRT Shareholder”) may transfer some or all of its Shares to a Permitted Transferee without restriction as to price or otherwise.

15.5

Any other Shareholder not set out in articles 15.1, 15.3 and 15.4 above (an “Original Other Shareholder”) may with Investor Director Consent transfer some or all of his Shares to a Permitted Transferee without restriction as to price or otherwise.

15.6

Where under the provision of a deceased Shareholder’s will or laws as to intestacy, the persons legally or beneficially entitled to any Shares, whether immediately or contingently, are Permitted Transferees of the deceased Shareholder, the legal representative of the deceased Shareholder may transfer any Share to those Permitted Transferees, in each case without restriction as to price or otherwise. Shares previously transferred as permitted by this article 15.6 may be transferred by the transferee to any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise.

15.7

If a Permitted Transferee who was a Member of the same Group as the Original Shareholder ceases to be a Member of the same Group as the Original Shareholder, the Permitted Transferee must as soon as reasonably practicable after the date on which the Permitted Transferee so ceases and in any case not later than five (5) Business Days after the date on which an Investor Majority so directs, transfer the Shares held by it to the Original Shareholder or a Member of the same Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to have given a Transfer Notice in respect of those Shares on the first Business Day after the expiry of that five (5) Business Day period. This article may be disapplied in respect of any particular Permitted Transfer by the written direction of an Investor Majority and, for so long as it holds at least fifteen per cent (15%) of the fully diluted share capital of the Company, CRT.

15.8

If a Permitted Transferee who was a Member of the same Fund Group as the Original Shareholder ceases to be a Member of the same Fund Group, the Permitted Transferee must as soon as reasonably practicable after the date on which the Permitted Transferee so ceases and in any case not later than five (5) Business Days after the date on which an Investor Majority so directs, transfer the Shares held by it to the Original Shareholder or a Member of the same Fund Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise failing which it will be deemed to give a Transfer Notice in respect of such Shares on the first Business Day after the expiry of that five (5) Business Day period. This article may be disapplied in respect of any particular Permitted Transfer by the written direction of an Investor Majority and, for so long as it holds at least fifteen per cent (15%) of the fully diluted share capital of the Company, CRT.

15.9

Trustees may: (i) transfer Shares to a company in which they hold the whole of the issued share capital and which they control (a “Qualifying Company”); or (ii) transfer Shares to the Original Shareholder or to another Permitted Transferee of the Original Shareholder; or (iii) transfer Shares to the new or remaining Trustees upon a change of Trustees without restrictions as to price or otherwise.

15.10	No transfer of Shares may be made to Trustees unless the Board is satisfied:

15.10.1	with the terms of the trust instrument and in particular with the powers of the trustees;

15.10.2	with the identity of the proposed trustees;

15.10.3	the proposed transfer will not result in fifty per cent (50%) or more of the aggregate of the Company’s equity share capital being held by trustees of that and any other trusts; and

15.10.4	that no costs incurred in connection with the setting up or administration of the Family Trust in question are to be paid by the Company.

15.11

If a company to which a Share has been transferred under article 15.9, ceases to be a Qualifying Company it must within five (5) Business Days of so ceasing, transfer the Shares held by it to the Trustees or to a Qualifying Company (any may do so without restriction as to price or otherwise) failing which it will be deemed to have given a Transfer Notice in respect of such Shares on the first Business Day after the expiry of that five (5) Business Day period.

15.12

If a Permitted Transferee who is a spouse or Civil Partner of the Original Shareholder ceases to be a spouse or Civil Partner of the Original Shareholder whether by reason of divorce or otherwise he must, within fifteen (15) Business Days of so ceasing either:

15.12.1

execute and deliver to the Company a transfer of the Shares held by him to the Original Shareholder (or, to any Permitted Transferee of the Original Shareholder) for such consideration as may be agreed between them; or

15.12.2

give a Transfer Notice to the Company in accordance with article 16.2, failing which he shall be deemed to have given a Transfer Notice on the first Business Day after the expiry of that fifteen (15) Business Day period.

15.13

On the death (subject to article 15.6), bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) his personal representatives or trustee in bankruptcy, or its liquidator, administrator or administrative receiver must within five (5) Business Days after the date of the grant of probate, the making of the bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver (as applicable) execute and deliver to the Company a transfer of the Shares held by the Permitted Transferee without restriction as to price or otherwise. The transfer shall be to the Original Shareholder if still living (and not bankrupt or in liquidation) or, if so directed by the Original Shareholder, to any Permitted Transferee of the Original Shareholder. If the transfer is not executed and delivered within five (5) Business Days of such period, or if the Original Shareholder has died or is bankrupt or is in liquidation, administration or administrative receivership, the personal representative or trustee in bankruptcy or liquidator, administrator or administrative receiver (as applicable) will be deemed to have given a Transfer Notice on the first Business Day after the expiry of that five (5) Business Day period.

16.	TRANSFERS OF SHARES SUBJECT TO PRE-EMPTION RIGHTS

16.1

Save where the provisions of articles 3.6, 15 (Permitted Transfers), 18 (Compulsory Transfers—General), 19 (Mandatory Offer on a Change of Control), 20 (Co-Sale Right) 21 (Drag-Along) apply and 22 (New Holding Company), any transfer of Shares by a Shareholder shall be subject to the pre-emption rights contained in this article 16.

16.2

A Shareholder who wishes to transfer Shares (a “Pre-emption Seller”) shall, except as otherwise provided in these Articles, before transferring or agreeing to transfer any Shares give notice in writing (a “Transfer Notice”) to the Company specifying:

16.2.1	the number of Shares which he wishes to transfer (the “Sale Shares”);

16.2.2	if he wishes to sell the Sale Shares to a third party, the name of the proposed transferee;

16.2.3

the price (in cash) at which he wishes to transfer the Sale Shares (which will be deemed to be the Price of the Sale Shares if no cash price is agreed between the Pre-emption Seller and the Board (including an Investor Director Consent)) (the “Transfer Price”); and

16.2.4	whether the Transfer Notice is conditional on all or a specific number of the Sale Shares being sold (a “Minimum Transfer Condition”).

16.3	Except with Board approval, no Transfer Notice once given or deemed to have been given under these articles may be withdrawn.

16.4	A Transfer Notice constitutes the Company the agent of the Pre-emption Seller for the sale of the Sale Shares at the Transfer Price.

16.5	Priority for offer of Sale Shares

16.5.1	If the Sale Shares are Preferred Shares, the Company shall offer them to the Preferred Shareholders on the basis as set out in article 16.6; and

16.5.2	If the Sale Shares are Ordinary Shares, the Sale Shares shall be offered in the following priority:

(a)	first, to any Employee Trust that the Board (acting with Investor Director Consent) may nominate for this purpose; and

(b)	second, to the Ordinary Shareholders; and

(c)	third, to the Preferred Shareholders,

in each case on the basis set out in article 16.6.

16.6	Transfers: Offer

16.6.1

The Board shall offer the Sale Shares to all the Shareholders other than the Pre-emption Seller (the “Continuing Shareholders”), in accordance with the priority rights set out in article 16.5, inviting them to apply in writing within the period from the date of the offer to the date fifteen (15) Business Days after the date of the offer (inclusive) (the “Offer Period”) for the maximum number of the Sale Shares they wish to buy.

16.6.2

If, at the end of the Offer Period, the number of Sale Shares applied for exceeds the number of Sale Shares, the Board shall provisionally allocate the remaining Sale Shares to each Continuing Shareholder in the proportion (fractional entitlements being rounded to the nearest whole number) which his existing holding of the relevant class(es) of Shares bears to the total number of the relevant class(es) of Shares held by those Continuing Shareholders who have applied during the Offer Period for Sale Shares but no allocation shall be made to a Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

16.6.3

If, at the end of the Offer Period, the number of Sale Shares applied for is less than the number of Sale Shares, the Board shall provisionally allocate the Sale Shares to the Continuing Shareholders in accordance with their applications and shall give written notice to the Pre-emption Seller (an “Update Notice”) who shall, subject to articles 16.7.1 and 16.7.6, be entitled within eight (8) weeks after service of the Update Notice to transfer any remaining Sale Shares to any person at a price at least equal to the Transfer Price provided that the sale of such shares shall be subject to article 20.

16.7	Completion of transfer of Sale Shares

16.7.1

If after the eight (8) week period referred to in article 16.6.3 the number of sale shares specified in the Minimum Transfer Condition have not been purchased pursuant to article 16.5 then the relevant Transfer Notice shall lapse with immediate effect.

16.7.2

If the Transfer Notice does not include a Minimum Transfer Condition or the Transfer Notice does include a Minimum Transfer Condition and the total number of Sale Shares which the Continuing Shareholders have applied for under article 16.5 and which any person has agreed to purchase under article 16.6.3 is equal to or more than the number of Sale Shares specified in the Minimum Transfer Condition, the Board shall give written notice of allocation (an “Allocation Notice”) to the Pre-emption Seller and each person to whom Sale Shares have been provisionally allocated (an “Applicant”) specifying the number of Sale Shares provisionally allocated to each Applicant and the place and time (being not less than ten (10) Business Days nor more than twenty (20) Business Days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

16.7.3	Upon service of an Allocation Notice, the Pre-emption Seller must, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

16.7.4	If the Pre-emption Seller fails to comply with the provisions of article 16.7.3:

(a)	the Chairman or, failing him, one of the Directors, or some other person nominated by a resolution of the Board, may as agent for and on behalf of the Pre-emption Seller:

(i)	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants;

(ii)	receive the Transfer Price and give a good discharge for it; and

(iii)	(subject to the transfer being duly stamped) enter the Applicants in the register of Shareholders as the holders of the Sale Shares purchased by them; and

(b)

the Company shall pay the Transfer Price into a separate bank account in the Company’s name on trust (but without interest) or otherwise hold the Transfer Price on trust for the Pre-emption Seller until he has delivered to the Company his share certificate or certificates for the relevant Shares (or an indemnity for lost share certificate(s), in a form reasonably satisfactory to the Board, in respect of any lost certificate).

16.7.5

Subject to article 16.7.6 an Investor Majority may at any time give written consent or direction (“Investor Majority Consent Notice”) in relation to any Sale Shares that article 16 shall not apply to such Sale Shares and then, subject to article 16.7.6, the Pre-emption Seller may, within eight (8) weeks after service of the Investor Majority Consent Notice, transfer any such Sale Shares to any person at a price at least equal to the Transfer Price provided that the sale of such Shares shall be subject to article 20.

16.7.6	The Board shall be entitled to refuse to offer the Sale Shares under any of article 16.6.3 or article 16.7.5 if the Board is of the opinion on reasonable grounds that:

(a)

any proposed transferee is a person (or a nominee for a person) who an Investor Director Consent determine in their absolute discretion is a competitor with (or an Associate of a competitor with) the business of any Group Company;

(b)	the sale of the Sale Shares is not being made bona fide or the price is subject to a deduction, rebate or allowance to the transferee; or

(c)

the Pre-emption Seller has failed or refused to provide promptly information available to it or him and reasonably requested by the Board for the purpose of enabling it to form the opinion mentioned above.

17.	VALUATION OF SHARES

17.1

If a Transfer Notice does not specify a Transfer Price or if a Transfer Notice is deemed to have been served then, upon service of the Transfer Notice or, in the case of the deemed service of a Transfer Notice, on the date on which the Board first has actual knowledge of the facts giving rise to such deemed service, the Board shall determine the Price of the Sale Shares.

17.2	The “Price” of the Sale Shares shall be:

17.2.1

other than in the case of a Transfer Notice deemed to have been given under articles 18.1 or 18.3, as determined by Board in their absolute discretion and will have no regard to the fair market value of the relevant Shares; and

17.2.2

in the case of a Transfer Notice deemed to have been given under articles 18.1 or 18.3, as determined by the Board as being the fair market value of the relevant Shares having taken such advice as it may consider appropriate, and may be zero if determined by the Board accordingly.

18.	COMPULSORY TRANSFERS – GENERAL

18.1

A person entitled to a Share in consequence of the bankruptcy of a Shareholder shall unless with Investor Majority Consent otherwise be deemed to have given a Transfer Notice in respect of that Share at a time determined by the Directors with Investor Director Consent.

18.2

If a Share remains registered in the name of a deceased Shareholder for longer than one (1) year after the date of his death, a Transfer Notice shall be deemed to have been given in respect of each such Share save to the extent that the Directors may otherwise determine.

18.3

If a Shareholder which is a company, either suffers or resolves for the appointment of a liquidator, administrator or administrative receiver over it or any material part of its assets, the relevant Shareholder (and all its Permitted Transferees) shall, unless with Investor Majority Consent otherwise, be deemed to have given a Transfer Notice in respect of all the Shares held by the relevant Shareholder and its Permitted Transferees save to the extent that, and at a time, the Directors may determine.

18.4

If there is a change in control (as control is defined in section 1124 of the CTA 2010) of any Shareholder which is a company or partnership, it shall be bound at any time, if and when required in writing by the Directors to do so, to give (or procure the giving in the case of a nominee) a Transfer Notice in respect of all the Shares registered in its and their names and their respective nominees’ names save that, in the case of the Permitted Transferee, it shall first be permitted to transfer those Shares back to the Original Shareholder from whom it received its Shares or to any other Permitted Transferee before being required to serve a Transfer Notice. This article 18.4 shall not apply to a member that is an Investor.

18.5

If a Shareholder (other than an Investor (and any of their Permitted Transferees) or CRT Shareholder) commits any material breach of any shareholders’ agreement or any deed of restrictive covenant for the time being in force (such breach not being rectified within a period of fourteen (14) days of such breach) then that Shareholder shall, unless the Board with Investor Majority Consent agrees otherwise, be deemed to have given a Transfer Notice in respect of all the Shares held by that relevant Shareholder and his Permitted Transferees at a time determined by the Board (acting with Investor Director Consent).

19.	MANDATORY OFFER ON A CHANGE OF CONTROL

19.1

Except in the case of Permitted Transfers and transfers pursuant to article 18, after going through the pre-emption procedure in article 16, the provisions of article 19.2 will apply if one or more Proposed Sellers propose to transfer in one or a series of related transactions any Equity Shares (the “Proposed Transfer”) which would, if put into effect, result in any Proposed Purchaser (and Associates of his or persons Acting in Concert with him) acquiring a Controlling Interest in the Company.

19.2

A Proposed Seller must, before making a Proposed Transfer procure the making by the Proposed Purchaser of an offer (the “Offer”) to the other Shareholders to acquire all of the Equity Shares for a consideration per share the value of which is at least equal to the Specified Price (as defined in article 19.7).

19.3

The Offer must be given by written notice (a “Proposed Sale Notice”) at least ten (10) Business Days (the “Offer Period”) prior to the proposed sale date (“Proposed Sale Date”). The Proposed Sale Notice must set out, to the extent not described in any accompanying documents, the identity of the Proposed Purchaser, the purchase price and other terms and conditions of payment, the Proposed Sale Date and the number of Shares proposed to be purchased by the Proposed Purchaser (the “Proposed Sale Shares”).

19.4

If any other holder of Equity Shares is not given the rights accorded to him by this article, the Proposed Sellers will not be entitled to complete their sale and the Company will not register any transfer intended to carry that sale into effect.

19.5

If the Offer is accepted by any Shareholder (an “Accepting Shareholder”) within the Offer Period, the completion of the Proposed Transfer will be conditional upon the completion of the purchase of all the Shares held by Accepting Shareholders.

19.6	The Proposed Transfer is subject to the pre-emption provisions of article 16 but the purchase of the Accepting Shareholders’ shares shall not be subject to article 16.

19.7	For the purpose of this article 19:

19.7.1	the expression “Specified Price” shall mean in respect of each Share a sum in cash equal to the highest price per Share offered or paid by the Proposed Purchaser:

(a)	in the Proposed Transfer; or

(b)

in any related or previous transaction by the Proposed Purchaser or any person Acting in Concert with the Proposed Purchaser in the 12 months preceding the date of the Proposed Transfer, plus an amount equal to the Relevant Sum, as defined in article 19.7.2, of any other consideration (in cash or otherwise) paid or payable by the Proposed Purchaser or any other person Acting in Concert with the Proposed Purchaser, which having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for the Shares (the “Supplemental Consideration”) provided that the total consideration paid by the Proposed Purchaser in respect of the Proposed Transfer is distributed to the Proposed Seller and the Accepting Shareholders in accordance with the provisions of articles 5 and 6; and

19.7.2	Relevant Sum = C ÷ A where:

A = number of Equity Shares being sold in connection with the relevant Proposed Transfer;

C = the Supplemental Consideration.

20.	CO-SALE RIGHT

20.1

No transfer (other than a Permitted Transfer) of any of the Shares held by a Founder or an Employee may be made or validly registered unless the relevant Founder or Employee and any Permitted Transferee of that Founder or Employee (each a “Selling Founder/Employee”) shall have observed the following procedures of this article 20.

20.2

After the Selling Founder/Employee has gone through the pre-emption process set out in article 16, the Selling Founder/Employee shall give to each Investor who has not taken up their pre-emptive rights under article 16 (an “Equity Holder”) not less than 15 Business Days’ notice in advance of the proposed sale (a “Co-Sale Notice”). The Co-Sale Notice shall specify:

20.2.1	the identity of the proposed purchaser (the “Buyer”);

20.2.2	the price per share which the Buyer is proposing to pay;

20.2.3	the manner in which the consideration is to be paid;

20.2.4	the number of Equity Shares which the Selling Founder/Employee proposes to sell; and

20.2.5	the address where the counter-notice should be sent.

For the purposes of this article 20, it is acknowledged that Shares of different classes will be transferable at different prices, such price per class of Share being a sum equal to that to which they would be entitled if the consideration payable by the Buyer to the Selling Founder/Employee were used to determine the valuation of the entire issued share capital of the Company and such valuation was then allocated as between the Shares in accordance with articles 5 and 6.

20.3

Each Equity Holder shall be entitled within fifteen (15) Business Days after receipt of the Co-Sale Notice, to notify the Selling Founder/Employee that they wish to sell a certain number of Equity Shares held by them at the proposed sale price, by sending a counter-notice which shall specify the number of Shares which such Equity Holder wishes to sell. The maximum number of Shares which an exercising Equity Holder can sell under this procedure shall be (with fractional entitlements being rounded to the nearest whole number of dealt with as the Board may otherwise determine):

where:

X	is the number of Equity Shares held by the Equity Holder;

Y	is the total number of Equity Shares held by the holders of Equity Shares;

Z	is the number of Equity Shares the Selling Founder/Employee proposes to sell.

Any Equity Holder who does not send a counter-notice within such fifteen (15) Business Day period shall be deemed to have specified that they wish to sell no Shares.

20.4

Following the expiry of fifteen (15) Business Days from the date the Equity Holders receive the Co-Sale Notice, the Selling Founder /Employee shall be entitled to sell to the Buyer on the terms notified to the Equity Holders a number of shares not exceeding the number specified in the Co-Sale Notice less any shares which Equity Holders have indicated they wish to sell, provided that at the same time the Buyer (or another person) purchases from the Equity Holders the number of shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Founder/Employee from the Buyer.

20.5	No sale by the Selling Founder/Employee shall be made pursuant to any Co-Sale Notice more than three (3) months after service of that Co-Sale Notice.

20.6	Sales made in accordance with article 20.4 shall not be subject to article 16.

20.7	The provisions of this article 20 shall not apply if disapplied by an Investor Majority Consent.

21.	DRAG-ALONG

21.1

If the holders of an Investor Super Majority (the “Selling Shareholders”) wish to transfer all their interest in Shares (the “Sellers’ Shares”) to a Proposed Purchaser, the Selling Shareholders shall have the option (the “Drag Along Option”) to require all the other holders of Shares (the “Called Shareholders”) to sell and transfer all their Shares to the Proposed Purchaser or as the Proposed Purchaser shall direct in accordance with the provisions of this article.

21.2

The Selling Shareholders may exercise the Drag Along Option by giving a written notice to that effect (a “Drag Along Notice”) to the Company which the Company shall forthwith copy to the Called Shareholders at any time before the transfer of the Sellers’ Shares to the Proposed Purchaser. A Drag Along Notice shall specify that the Called Shareholders are required to transfer all their Shares (the “Called Shares”) under this article, the person to whom they are to be transferred, the consideration (whether in cash or otherwise) for which the Called Shares are to be transferred (calculated in accordance with this article) and the proposed date of transfer.

21.3

Drag Along Notices shall be irrevocable but will lapse if for any reason there is not a sale of the Sellers’ Shares by the Selling Shareholders to the Proposed Purchaser within forty (40) Business Days after the date of service of the Drag Along Notice. The Selling Shareholders shall be entitled to serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

21.4

The amount and type of consideration (in cash or otherwise) for which each Called Shareholder shall be obliged to sell each of the Called Shares shall be as set out in the Drag Along Notice, provided that:

21.4.1 the amount of consideration shall be the amount to which each Called Shareholder would be entitled if the Proceeds of Sale were distributed to the holders of the Called Shares and the Sellers’ Shares in accordance with articles 5 and 6; and

21.4.2 there may be deducted from the consideration otherwise due to each Selling Shareholder and Called Shareholder their pro rata proportion of all reasonable transaction related fees and expenses, including legal fees and expenses in relation to the sale of the Sellers’ Shares and the Called Shares, the “Drag Consideration”.

21.5

In respect of a transaction that is the subject of a Drag-Along Notice and with respect to any Drag Document, a Called Shareholder shall only be obliged to undertake to transfer his Shares with full title guarantee (and provide an indemnity for lost certificate in a form acceptable to the Board if so necessary) in receipt of the Drag Consideration when due and shall not be obliged to give warranties or indemnities except a warranty as to capacity to enter into a Drag Document and the full title guarantee of the Shares held by such Called Shareholder.

21.6	No Drag Along Notice may require a Called Shareholder to agree to any terms except those specifically provided for in this article 21.

21.7

Within five (5) Business Days of the Proposed Purchaser serving a Drag Along Notice on the Called Shareholders (or such later date as may be specified in the Drag Along Notice), the Called Shareholders shall deliver to the Company duly executed stock transfer forms for their Shares in favour of the Proposed Purchaser or as the Proposed Purchaser shall direct, together with the relevant share certificate(s) (or a duly executed suitable indemnity in lieu thereof). In addition, if requested to do so by the Selling Shareholders, the Called Shareholders shall also enter into such other agreements limited to and to the extent reasonably required in order that the Proceeds of Sale are distributed to the holders of the Called Shares and the Sellers’ Shares in accordance with article 21.4, provided the Selling Shareholders are also entering into any such agreement and on the basis that the only warranties required from the Called Shareholders as part of such agreement shall be as to title to their Shares and their capacity to enter into any agreement to sell such Shares and the Called Shareholders shall in good faith cooperate with the Selling Shareholder in consummating the purchase by the Proposed Purchaser. Completion of the sale to the Proposed Purchaser shall take place in accordance with the purchase agreement with the Proposed Purchaser. The Company’s receipt for the amounts due pursuant to article 21.4 shall be a good discharge to the Proposed Purchaser. The Company shall hold the amounts due to the Called Shareholders pursuant to article 21.4 in trust for the Called Shareholders without any obligation to pay interest until its payment or transfer to the Called Shareholders.

21.8

If a Called Shareholder fails to deliver to the Company the documents and/ or carry out the actions in accordance with article 21.6 upon the expiration of that five (5) Business Day period, the Directors shall, if requested by the Proposed Purchaser, authorise any Director to transfer the Called Shareholder’s Shares on the Called Shareholder’s behalf to the Proposed Purchaser (or its nominee(s)) to the extent the Proposed Purchaser has, at the expiration of that five (5) Business Day period, put the Company in funds to pay the amounts due pursuant to article 21.4 for the Called Shareholder’s Shares. The Board shall then authorise registration of the transfer subject to payment of appropriate stamp duty and after the Proposed Purchaser (or its nominee(s)) has been registered as the holder thereof the validity of such proceedings shall not be questioned by any person. The defaulting Called Shareholder shall surrender his share certificate for his Shares (or provide a suitable indemnity) to the Company. On surrender, he shall be entitled to the amount due to him pursuant to article 21.4.

21.9

Any transfer of Shares to a Proposed Purchaser (or as they may direct) pursuant to a sale in respect of which a Drag Along Notice has been duly served shall not be subject to the provisions of article 16.

21.10

On any person, following the issue of a Drag Along Notice, becoming a Shareholder of the Company pursuant to the exercise of a pre-existing option to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company (a “New Shareholder”), a Drag Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice and such New Shareholder shall then be bound to sell and transfer all Shares so acquired to the Proposed Purchaser or as the Proposed Purchaser may direct and the provisions of this article shall apply to the New Shareholder with any necessary changes required to effect to the provisions of this article 20.10 having regard to the fact that the Drag Along Notice now relates to the New Shareholder except that completion of the sale of the Shares shall take place immediately on the Drag Along Notice being deemed served on the New Shareholder.

21.11

In the event that an Asset Sale is approved by the Investor Majority Consent, such consenting Shareholders shall have the right, by notice in writing to all other Shareholders, to require such Shareholders to take any and all such actions as it may be necessary or desirable for Shareholders to take in order to give effect to or otherwise implement such Asset Sale (including, without limitation, to consent to, vote for, raise no objections to and waive any applicable rights (under these Articles or otherwise) in connection with the Asset Sale), subject always to the proceeds from such Asset Sale being distributed to Shareholders in accordance with the provisions of articles 5 and 6.

22.	NEW HOLDING COMPANY

22.1

In the event of a Holding Company Reorganisation approved by the Board (acting with Investor Director Consent and Investor Super Majority Consent) (a “Proposed Reorganisation”), all Shareholders shall: (a) consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Reorganisation; and (b) take all necessary actions to tender their Shares required to effect the Proposed Reorganisation (the “Reorganisation Actions”). The Shareholders shall be required to take all Reorganisation Actions with respect to the Proposed Reorganisation as are necessary and required by the Board (acting with Investor Director Consent and Investor Super Majority Consent) to facilitate the Proposed Reorganisation provided that nothing in this article 22.1 shall require any Shareholder to take any unlawful action or step. If any Shareholder fails to comply with the provisions of this article, the Company shall be constituted the agent of each defaulting Shareholder for taking the Reorganisation Actions as are necessary to effect the Proposed Reorganisation and the Directors may authorise any Director to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the Proposed Reorganisation, including, without limitation, any share exchange agreement and/or stock transfer form.

22.2

The Company shall procure that the Holding Company shall ensure that the shares issued by it to the Shareholders (or a subsequent holder, as the case may be) pursuant to the Holding Company Reorganisation will be credited as fully paid and which new shares shall be subject to the constitutional documents of the Holding Company and otherwise (subject to the express provisions of such constitutional documents) have the same rights as all other Holding Company shares of the same class in issue at the time.

22.3

On any person, following the date of completion of a Holding Company Reorganisation, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company or otherwise (a “New Reorganisation Shareholder”), the New Reorganisation Shareholder shall then be bound to do all such acts and things necessary in order to transfer all such resulting shares to the Holding Company, and the provisions of this article shall apply with the necessary changes to the New Reorganisation Shareholder provided that nothing in this article 22.3 shall require any such New Reorganisation Shareholder to take any unlawful action or step.

23.	GENERAL MEETINGS

23.1

If the Directors are required by the Shareholders under section 303 of the Act to call a general meeting, the Directors shall convene the meeting for a date not later than twenty eight (28) days after the date on which the Directors became subject to the requirement under section 303 of the Act.

23.2

No business shall be transacted at any general meeting of the Company unless a quorum is present. A quorum shall be any two or more Qualifying Persons provided that such two Qualifying Persons are duly authorised representatives or proxies of a Syncona Shareholder, an RA Shareholder or a BBA Shareholder.

23.3

If any two or more Shareholders (or Qualifying Persons representing two or more Shareholders) attend the meeting in different locations, the meeting shall be treated as being held at the location specified in the notice of the meeting, save that if no one is present at that location so specified, the meeting shall be deemed to take place where the largest number of Qualifying Persons is assembled or, if no such group can be identified, at the location of the Chairman.

23.4

If a demand for a poll is withdrawn under article 36(3) of the Model Articles, the demand shall not be taken to have invalidated the result of a show of hands declared before the demand was made and the meeting shall continue as if the demand had not been made.

23.5

Polls must be taken in such manner as the Chairman directs. A poll demanded on the election of a Chairman or on a question of adjournment must be held immediately. A poll demanded on any other question must be held either immediately or at such time and place as the Chairman directs not being more than fourteen (14) days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

23.6

No notice need be given of a poll not held immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven (7) clear days’ notice shall be given specifying the time and place at which the poll is to be taken.

23.7

If the poll is to be held more than forty eight (48) hours after it was demanded, the Shareholders shall be entitled to deliver proxy notices in respect of the poll at any time up to twenty four (24) hours before the time appointed for taking that poll. In calculating that period, no account shall be taken of any part of a day that is not a Business Day.

24.	PROXIES

24.1

Paragraph (c) of article 38(1) of the Model Articles shall be deleted and replaced by the words: “is signed by or on behalf of the shareholder appointing the proxy and accompanied by any authority under which it is signed (or a certified copy of such authority or a copy of such authority in some other way approved by the directors)”.

24.2	The instrument appointing a proxy and any authority under which it is signed or a certified copy of such authority or a copy in some other way approved by the Directors may:

24.2.1

be sent or supplied in hard copy form, or (subject to any conditions and limitations which the Board may specify) in electronic form, to the registered office of the Company or to such other address (including electronic address) as may be specified for this purpose in the notice convening the meeting or in any instrument of proxy or any invitation to appoint a proxy sent or supplied by the Company in relation to the meeting at any time before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

24.2.2	be delivered at the meeting or adjourned meeting at which the person named in the instrument proposes to vote to the Chairman or to the company secretary or to any Director; or

24.2.3

in the case of a poll, be delivered at the meeting at which the poll was demanded to the Chairman or to the company secretary or to any Director, or at the time and place at which the poll is held to the Chairman or to the company secretary or to any Director or scrutineer, and an instrument of proxy which is not deposited or delivered in a manner so permitted shall be invalid.

25.	DIRECTORS’ BORROWING POWERS

The Directors may exercise all the powers of the Company to borrow or raise money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures, debenture stock and other securities as security for any debt, liability of obligation of the Company or of any third party.

26.	ALTERNATE DIRECTORS

26.1

Notwithstanding any provision of these articles to the contrary, any person appointed as a Director (other than any person who is an executive director of the Company) (the “Appointor”) may appoint any director or any other person as he thinks fit to be his alternate Director to:

26.1.1	exercise that Director’s powers; and

26.1.2	carry out that Director’s responsibilities in relation to the taking of decisions by the Directors in the absence of the alternate’s Appointor.

The appointment of an alternate Director shall not require approval by a resolution of the Directors.

26.2	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the Appointor, or in any other manner approved by the Directors.

26.3	The notice must:

26.3.1	identify the proposed alternate; and

26.3.2	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the Director giving the notice.

26.4

An alternate Director may act as an alternate to more than one Director and has the same rights, in relation to any Directors’ meeting (including as to notice) or Directors’ written resolution, as the alternate’s Appointor.

26.5	Except as these articles specify otherwise, alternate directors:

26.5.1	are deemed for all purposes to be Directors;

26.5.2	are liable for their own acts and omissions;

26.5.3	are subject to the same restrictions as their Appointors; and

26.5.4	are not deemed to be agents of or for their Appointors,

and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his Appointor is a member.

26.6	A person who is an alternate Director but not a Director:

26.6.1	may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s Appointor is not participating); and

26.6.2	may sign a Directors’ written resolution (but only if his Appointor is an Eligible Director in relation to that decision, but does not participate).

No alternate may be counted as more than one (1) Director for such purposes.

26.7

A Director who is also an alternate Director is entitled, in the absence of his Appointor, to a separate vote on behalf of each Appointor, in addition to his own vote on any decision of the Directors (provided that his Appointor is an Eligible Director in relation to that decision).

26.8

An alternate Director is not entitled to receive any remuneration from the Company for serving as an alternate Director, except such part of the alternate’s Appointor’s remuneration as the Appointor may direct by notice in writing made to the Company.

26.9	An alternate Director’s appointment as an alternate shall terminate:

26.9.1	when the alternate’s Appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

26.9.2

on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s Appointor, would result in the termination of the Appointor’s appointment as a Director;

26.9.3	on the death of the alternate’s Appointor; or

26.9.4	when the alternate’s Appointor’s appointment as a Director terminates.

27.	NUMBER OF DIRECTORS

Unless and until the Board shall otherwise determine by an Investor Majority, the number of Directors shall be not less than two (2) and not more than nine (9).

28.	APPOINTMENT OF DIRECTORS

28.1

The Syncona Shareholders (for so long as they hold seven per cent (7%) of the Preferred Shares) shall have the right to appoint, maintain in office, remove and replace up to one (1) individual as a Director (such person being the “Syncona Director”) by written notice to the Company from the Syncona Shareholders, which shall take effect on delivery at the Company’s registered office or at any meeting of the Board.

28.2

The RA Shareholders (for so long as they hold seven per cent (7%) of the Preferred Shares) shall have the right to appoint, maintain in office, remove and replace up to one (1) individual as a Director (such person being the “RA Director”) by written notice to the Company from the RA Shareholders, which shall take effect on delivery at the Company’s registered office or at any meeting of the Board.

28.3

The Forbion Shareholders (for so long as they hold seven per cent (7%) of the Preferred Shares) shall have the right to appoint, maintain in office, remove and replace up to one (1) individual as a Director (such person being the “Forbion Director”) by written notice to the Company from the Forbion Shareholders, which shall take effect on delivery at the Company’s registered office or at any meeting of the Board.

28.4

The BBA Shareholders (for so long as they hold seven per cent (7%) of the Preferred Shares) shall have the right to appoint, maintain in office, remove and replace up to one (1) individual as a Director (such person being the “BBA Director”) by written notice to the Company from the BBA Shareholders, which shall take effect on delivery at the Company’s registered office or at any meeting of the Board.

28.5

The Board (acting with Investor Director Consent) shall be entitled to appoint any person as chief executive officer of the Company (the “Chief Executive Officer”), by a decision of the Board (acting with Investor Director Consent). The Chief Executive Officer shall be a Director.

28.6

For so long as a Chief Executive Officer has not been appointed under article 28.5, the Board (acting with Investor Director Consent) shall have the right to appoint any Director as interim Chief Executive Officer.

28.7

The Board (acting with Investor Director Consent) shall have the right to appoint, maintain in office, remove and replace one (1) individual (any such person being the “Chairman”) as an independent non-executive Director and chairman of the Board.

28.8	For so long as a Chairman has not been appointed under article 28.7, the Board (acting with Investor Director Consent) shall have the right to appoint any Director as interim Chairman.

28.9	The Board (acting with Investor Director Consent) shall have the right to appoint, maintain in office, remove and replace up to two (2) individuals as independent non-executive Directors.

28.10

The Founders who are employed by or who directly or indirectly provide consultancy services to the Company shall between them have the right to appoint, maintain in office, remove and replace one (1) Founder who is then an Employee as a Director, by written notice to the Company from the Founders who are then Employees, which shall take effect on delivery at the Company’s registered office or at any meeting of the Board. The office of any such Director so appointed shall lapse automatically on him ceasing to be an Employee.

28.11	For the avoidance of doubt, the director appointment rights set out in this article 28 are in addition to the powers of appointment under article 20 of the Model Articles.

29.	PROCEEDINGS OF DIRECTORS

29.1	The Company shall send to each Director then appointed and to each Investor (in electronic form if so required):

29.1.1

reasonable advance notice (being not fewer than five (5) Business Days) of each meeting of the Board and of each committee of the Board, such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

29.1.2	as soon as practicable after each meeting of the Board (or committee of the Board) a copy of the minutes,

a shorter period of notice of a meeting of the Board or of a committee of the Board than that provided for in this article may be given if an Investor Director Consent agrees.

29.2	Save with Investor Director Consent no business shall be transacted at any meeting of the Board (or committee of the Board) save for that specified in the agenda referred to in article 29.1.

29.3

Save as agreed in any shareholders’ agreement or as otherwise agreed by an Investor Majority, each committee of the Board shall include at least one (1) Investor Director (or as otherwise determined by the Board).

29.4

The quorum for Directors’ meetings shall be five (5) Directors however the meeting shall not be quorate unless each of the Syncona Director, the RA Director and the BBA Director (or their alternates) (in each case to the extent appointed) are present (or have waived their right to be present), save that where a Relevant Interest of an Investor Director is being authorised by other Directors in accordance with section 175(5)(a) of the Act, such Investor Director and any other interested Director(s) shall not be included in the quorum required for the purpose of such authorisation but shall otherwise be included for the purpose of forming the quorum at the meeting.

29.5

In the event that a meeting of the Directors is attended by a Director who is acting as alternate for one or more other Directors, the Director or Directors for whom he is the alternate shall be counted in the quorum despite their absence, and if on that basis there is a quorum the meeting may be held despite the fact (if it is the case) that only one (1) Director is physically present.

29.6

For the purpose of a meeting of the Board, Directors are present in person or by telephone or video conference or by any electronic means of communication which enables the person to speak to and be heard by, all those present simultaneously. Meetings of the Board may take place by any means by which a Director is present, and some or all of the Directors may be in a different place, provided that:

29.6.1	for any meeting of the Board (and any meeting of any committee of the Board), there must be more Directors physically present in the United Kingdom than in any other jurisdiction; and

29.6.2	for any meeting of the Board (and any meeting of any committee of the Board of which the CEO is a member), the CEO must be physically present in the United Kingdom.

In exceptional circumstances (including, amongst other matters, where travel restrictions have been imposed that impact Directors ability to move freely to and from the United Kingdom) the above requirements may be waived if: (i) the reasons for such waiver are reflected in the minutes of the relevant meeting; and (ii) for any meeting of the Board (but excluding any meeting of any committee of the Board) at least two (2) Directors (one (1) of whom is the CEO), are physically present in the United Kingdom and the reasons for such waiver are reflected in the minutes of the relevant meeting.

29.7

Notice of a Directors’ meeting need not be given to Directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

29.8

Provided (if these articles so require) that he has declared to the Directors, in accordance with the provisions of these articles, the nature and extent of his interest, and subject to any restrictions on voting or counting in a quorum imposed by the Directors in authorising a Relevant Interest, a Director may vote at a meeting of the Directors or of a committee of the Directors on any resolution concerning a matter in which he has an interest, whether a direct or an indirect interest, or in relation to which he has a duty and shall also be counted in reckoning whether a quorum is present at such a meeting.

29.9

Subject to article 29.8, questions arising at any meeting of the Directors shall be decided by a majority of votes and in the case of an equality of votes the Chairman shall have the casting vote provided that the Chairman shall not have a casting vote on a particular matter upon which he is restricted from voting.

29.10

A decision of the Directors may take the form of a resolution in writing, where each Eligible Director has signed one or more copies of it, or to which each Eligible Director has otherwise indicated agreement in writing (including, without limitation, confirmation given by electronic means).

30.	DIRECTORS’ INTERESTS

Specific interests of a Director

30.1

Subject to the provisions of the Act and provided (if these articles so require) that he has declared to the Directors in accordance with the provisions of these articles and the Act, the nature and extent of his interest, a Director may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest of the following kind:

30.1.1

where a Director (or a person connected with him) is party to or in any way directly or indirectly interested in, or has any duty in respect of, any existing or proposed contract, arrangement or transaction with the Company or any other undertaking in which the Company is in any way interested;

30.1.2

where a Director (or a person connected with him) is a director, employee or other officer of, or a party to any contract, arrangement or transaction with, or in any way interested in, any body corporate promoted by the Company or in which the Company is in any way interested;

30.1.3

where a Director (or a person connected with him) is a Shareholder or a shareholder in, employee, director, member or other officer of, or consultant to, a Parent Undertaking of, or a Subsidiary Undertaking of a Parent Undertaking of, the Company;

30.1.4

where a Director (or a person connected with him) holds and is remunerated in respect of any office or place of profit (other than the office of auditor) in respect of the Company or body corporate in which the Company is in any way interested;

30.1.5

where a Director is given a guarantee, or is to be given a guarantee, in respect of an obligation incurred by or on behalf of the Company or any body corporate in which the Company is in any way interested;

30.1.6

where a Director (or a person connected with him or of which he is a member or employee) acts (or any body corporate promoted by the Company or in which the Company is in any way interested of which he is a director, employee or other officer may act) in a professional capacity for the Company or any body corporate promoted by the Company or in which the Company is in any way interested (other than as auditor) whether or not he or it is remunerated for this;

30.1.7

in the case of an Investor Director, an interest arising from any duty he may owe to, or interest he may have as an employee, director, trustee, member, partner, officer or representative of, or a consultant to: (i) the appointing shareholder(s); or (ii) any other body corporate or firm in which its appointing shareholder(s) has directly or indirectly an interest, including without limitation any portfolio companies;

30.1.8	an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest; or

30.1.9	any other interest authorised by ordinary resolution.

Interests of an Investor Director

30.2

In addition to the provisions of article 30.1, subject to the provisions of the Act and provided (if these articles so require) that he has declared to the Directors in accordance with the provisions of these articles, the nature and extent of his interest, where a Director is an Investor Director he may (save as to the extent not permitted by law from time to time), notwithstanding his office, have an interest arising from any duty he may owe to, or interest he may have as an employee, director, trustee, member, partner, officer or representative of, or a consultant to, or direct or indirect investor (including without limitation by virtue of a carried interest, remuneration or incentive arrangements or the holding of securities) in:

30.2.1	an Investor Fund Manager;

30.2.2	any of the funds advised or managed by an Investor Fund Manager from time to time; or

30.2.3	another body corporate or firm in which an Investor Fund Manager or any fund advised by such Fund Manager has directly or indirectly invested, including without limitation any portfolio companies.

Interests of which a Director is not aware

30.3	For the purposes of this article 30, an interest of which a Director is not aware and of which it is unreasonable to expect him to be aware shall not be treated as an interest of his.

Accountability of any benefit and validity of a contract

30.4

In any situation permitted by this article 30 (save as otherwise agreed by him) a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from that situation and no such contract, arrangement or transaction shall be avoided on the grounds of any such interest or benefit.

Terms and conditions of Board authorisation

30.5

Subject to article 30.6, any authority given in accordance with section 175(5)(a) of the Act in respect of a Director (“Interested Director”) who has proposed that the Directors authorise his interest (“Relevant Interest”) pursuant to that section may, for the avoidance of doubt:

30.5.1	be given on such terms and subject to such conditions or limitations as may be imposed by the authorising Directors as they see fit from time to time, including, without limitation:

(a)	restricting the Interested Director from voting on any resolution put to a meeting of the Directors or of a committee of the Directors in relation to the Relevant Interest;

(b)	restricting the Interested Director from being counted in the quorum at a meeting of the Directors or of a committee of the Directors where such Relevant Interest is to be discussed; or

(c)	restricting the application of the provisions in articles 30.7 and 30.8, so far as is permitted by law, in respect of such Interested Director;

30.5.2	be withdrawn, or varied at any time by the Directors entitled to authorise the Relevant Interest as they see fit from time to time; and

30.5.3

subject to article 30.6, an Interested Director must act in accordance with any such terms, conditions or limitations imposed by the authorising Directors pursuant to section 175(5)(a) of the Act and this article 30.

Terms and conditions of Board authorisation for an Investor Director

30.6

Notwithstanding the other provisions of this article 30, it shall not (save with the consent the Board (acting with Investor Director Consent)) be made a condition of any authorisation of a matter in relation to that Investor Director in accordance with section 175(5)(a) of the Act, that he shall be restricted from voting or counting in the quorum at any meeting of, or of any committee of the Directors or that he shall be required to disclose, use or apply confidential information as contemplated in article 30.8.

Director’s duty of confidentiality to a person other than the Company

30.7

Subject to article 30.8 (and without prejudice to any equitable principle or rule of law which may excuse or release the Director from disclosing information, in circumstances where disclosure may otherwise be required under this article 30), if a Director, otherwise than by virtue of his position as director, receives information in respect of which he owes a duty of confidentiality to a person other than the Company, he shall not be required:

30.7.1	to disclose such information to the Company or to any Director, or to any officer or employee of the Company; or

30.7.2	otherwise to use or apply such confidential information for the purpose of or in connection with the performance of his duties as a Director.

30.8

Where such duty of confidentiality arises out of a situation in which a Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, article 30.7 shall apply only if the conflict arises out of a matter which falls within article 30.1 or article 30.2 or has been authorised under section 175(5)(a) of the Act.

Additional steps to be taken by a Director to manage a conflict of interest

30.9

Where a Director has an interest which can reasonably be regarded as likely to give rise to a conflict of interest, the Director may take such additional steps as may be necessary or desirable for the purpose of managing such conflict of interest, including compliance with any procedures laid down from time to time by the Directors for the purpose of managing conflicts of interest generally and/or any specific procedures approved by the Directors for the purpose of or in connection with the situation or matter in question, including without limitation:

30.9.1	absenting himself from any discussions, whether in meetings of the Directors or otherwise, at which the relevant situation or matter falls to be considered; and

30.9.2

excluding himself from documents or information made available to the Directors generally in relation to such situation or matter and/or arranging for such documents or information to be reviewed by a professional adviser to ascertain the extent to which it might be appropriate for him to have access to such documents or information.

Requirement of a Director to declare an interest

30.10

Subject to section 182 of the Act, a Director shall declare the nature and extent of any interest permitted by article 30.1 or article 30.2 at a meeting of the Directors, or by general notice in accordance with section 184 (notice in writing) or section 185 (general notice) of the Act or in such other manner as the Directors may determine, except that no declaration of interest shall be required by a Director in relation to an interest:

30.10.1	falling under article 30.1.6;

30.10.2

if, or to the extent that, the other Directors are already aware of such interest (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

30.10.3

if, or to the extent that, it concerns the terms of his service contract (as defined by section 227 of the Act) that have been or are to be considered by a meeting of the Directors, or by a committee of Directors appointed for the purpose under these articles.

Shareholder approval

30.11

Subject to section 239 of the Act, the Company may by ordinary resolution ratify any contract, transaction or arrangement, or other proposal, not properly authorised by reason of a contravention of any provisions of this article 30.

30.12	For the purposes of this article 30:

30.12.1	a conflict of interest includes a conflict of interest and duty and a conflict of duties;

30.12.2	the provisions of section 252 of the Act shall determine whether a person is connected with a Director; and

30.12.3

a general notice to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified.

31.	NOTICES

31.1

Subject to the requirements set out in the Act, any notice given or document sent or supplied to or by any person under these articles, or otherwise sent by the Company under the Act, may be given, sent or supplied:

31.1.1	in hard copy form;

31.1.2	in electronic form; or

31.1.3	partly by one of these means and partly by another of these means.

Notices shall be given and documents supplied in accordance with the procedures set out in the Act, except to the extent that a contrary provision is set out in this article 31.

Notices in hard copy form

31.2	Any notice or other document in hard copy form given or supplied under these articles may be delivered or sent by first class post (airmail if overseas):

31.2.1	to the Company or any other company at its registered office; or

31.2.2	to the address notified to or by the Company for that purpose; or

31.2.3	in the case of an intended recipient who is a member or his legal personal representative or trustee in bankruptcy, to such member’s address as shown in the Company’s register of members; or

31.2.4	in the case of an intended recipient who is a Director or alternate, to his address as shown in the register of Directors; or

31.2.5	to any other address to which any provision of the Companies Acts (as defined in the Act) authorises the document or information to be sent or supplied; or

31.2.6

where the Company is the sender, if the Company is unable to obtain an address falling within one of the addresses referred to articles 31.2.1 to 31.2.5 above, to the intended recipient’s last address known to the Company.

31.3	Any notice or other document in hard copy form given or supplied under these articles shall be deemed to have been served and be effective:

31.3.1	if delivered, at the time of delivery; or

31.3.2	if posted, on receipt or forty eight (48) hours after the time it was posted, whichever occurs first.

Notices in electronic form

31.4	Subject to the provisions of the Act, any notice or other document in electronic form given or supplied under these articles may:

31.4.1	if sent by email (provided that an address for email has been notified to or by the Company for that purpose), be sent by the relevant form of communication to that address;

31.4.2	if delivered or sent by first class post (airmail if overseas) in an electronic form (such as sending a disk by post), be so delivered or sent as if in hard copy form under article 31.2; or

31.4.3

be sent by such other electronic means (as defined in section 1168 of the Act) and to such address(es) as the Company may specify by notice (in hard copy or electronic form) to all members of the Company from time to time.

31.5	Any notice or other document in electronic form given or supplied under these articles shall be deemed to have been served and be effective:

31.5.1	if sent by email (where an address for email has been notified to or by the Company for that purpose), on receipt or forty eight (48) hours after the time it was sent, whichever occurs first;

31.5.2	if posted in an electronic form, on receipt or forty eight (48) hours after the time it was posted, whichever occurs first;

31.5.3	if delivered in an electronic form, at the time of delivery; and

31.5.4	if sent by any other electronic means as referred to in article 31.4.3, at the time such delivery is deemed to occur under the Act.

31.6

Where the Company is able to show that any notice or other document given or sent under these articles by electronic means was properly addressed with the electronic address supplied by the intended recipient, the giving or sending of that notice or other document shall be effective notwithstanding any receipt by the Company at any time of notice either that such method of communication has failed or of the intended recipient’s non-receipt.

General

31.7

In the case of joint holders of a share all notices shall be given to the joint holder whose name stands first in the register of members of the Company in respect of the joint holding (the “Primary Holder”). Notice so given shall constitute notice to all the joint holders.

31.8

Anything agreed or specified by the Primary Holder in relation to the service, sending or supply of notices, documents or other information shall be treated as the agreement or specification of all the joint holders in their capacity as such (whether for the purposes of the Act or otherwise).

32.	INDEMNITIES AND INSURANCE

32.1	Subject to the provisions of and so far as may be permitted by, the Act:

32.1.1

every Director or other officer of the Company (excluding the Company’s auditors) shall be entitled to be indemnified by the Company (and the Company shall also be able to indemnify directors of any associated company (as defined in section 256 of the Act)) out of the Company’s assets against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office, provided that no director of the Company or any associated company is indemnified by the Company against:

(a)	any liability incurred by the director to the Company or any associated company; or

(b)

any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature; or

(c)	any liability incurred by the director:

(i)	in defending any criminal proceedings in which he is convicted;

(ii)	in defending civil proceedings brought by the Company or any associated company in which final judgment (within the meaning set out in section 234 of the Act) is given against him; or

(iii)

in connection with any application under sections 661(3) or 661(4) or 1157 of the Act (as the case may be) for which the court refuses to grant him relief, save that, in respect of a provision indemnifying a director of a company (whether or not the Company) that is a trustee of an occupational pension scheme (as that term is used in section 235 of the Act) against liability incurred in connection with that company’s activities as trustee of the scheme, the Company shall also be able to indemnify any such director without the restrictions in articles 32.1.1(a), 32.1.1(c)(i) and 32.1.1(c)(iii) applying; and

32.1.2

the Directors may exercise all the powers of the Company to purchase and maintain insurance for any such Director or other officer against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company, or any associated company including (if he is a director of a company which is a trustee of an occupational pension scheme) in connection with that company’s activities as trustee of an occupational pension scheme.

32.2

The Company shall (at the cost of the Company) effect and maintain for each Director policies of insurance insuring each Director against risks in relation to his office as each director may reasonably specify including without limitation, any liability which by virtue of any rule of law may attach to him in respect of any negligence, default of duty or breach of trust of which he may be guilty in relation to the Company.

33.	SECRETARY

Subject to the provisions of the Act, the Directors may appoint a secretary for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

34.	DATA PROTECTION

34.1	The following definitions apply for the purposes of this article 34:

“Data Protection Legislation” means all applicable laws relating to the use, protection and privacy of personal data and the privacy of electronic communications, including, without limitation:

a)	the Regulation;

b)	the UK Data Protection Act 2018;

c)	any implementing laws, regulations and secondary legislation under the Regulation (as amended or updated from time to time) in England and Wales; and

d)	any successor legislation to the Regulation applicable in England and Wales;

“Data Protection Principles” means the principles outlined in Article 5 of the Regulation; and

“Regulation” means the EU General Data Protection Regulation (2016/679) as it applies in England and Wales from time to time (including as retained, amended, extended or re-enacted on or after on or after 11 pm on 31 January 2020).

34.2

The Company may process the following categories of personal data in respect of the Shareholders and Directors: (i) identifying information, such as names, addresses and contact details, (ii) details of participation in the Company’s affairs, such as attendance at and contribution to Company meetings, voting records etc., (iii) in the case of Shareholders, details of their respective shareholdings in the Company, (iv) any other information which is required to be recorded by law or may have a bearing on the prudence or commercial merits of investing, or disposing of any shares (or other investment or security), in the Company (together, “Personal Data”). The Company may only use the Personal Data where it has a valid legal basis to do so and in compliance with the Data Protection Legislation and Data Protection Principles. The Company has a legitimate interest in processing Personal Data where it is necessary for the purposes of the proper administration of the Company and its affairs, the undertaking of due diligence exercises and compliance with applicable laws, regulations and procedures. The Company will use appropriate technical and organisational measures to safeguard Personal Data. The Company will retain Personal Data for no longer than is reasonably required. The Company may disclose Personal Data to (i) other Shareholders and Directors (each a “Recipient”), (ii) a Member of the same Group as a Recipient (the “Recipient Group Companies”), (iii) employees, directors and professional advisers of that Recipient or the Recipient Group Companies, (iv) funds managed by any of the Recipient Group Companies, and (v) current or potential investors in the Company or purchasers of the Company’s shares, provided always that the Company takes reasonable steps to ensure that Personal Data is treated in accordance with relevant data protection laws. The Personal Data will only be processed and stored within the European Economic Area, except to the extent permitted by applicable law. The Company will only share the Personal Data with Recipients or Recipient Group Companies who are based outside the UK and the European Economic Area where (i) the European Commission has issued a decision confirming that the country to which it transfers personal data ensures an adequate level of protection for the data subject’s rights and freedoms (and from 11 pm on 31 December 2020, UK law has preserved the effect of such decision of the European Commission or made its own such adequacy regulations); (ii) appropriate safeguards are in place such as binding corporate rules, standard contractual clauses approved by the European Commission (and from 11 pm on 31 December 2020: standard contractual clauses specified in UK law or by the Information Commissioner), an approved code of conduct or certification mechanism, or (iii) the transfer is necessary for one of the other reasons set out in the Data Protection Legislation including the performance of a contract between the Company and the data subject, to establish, exercise or defend legal claims or in some limited cases, for the Company’s legitimate interest.

35.	CONSOLIDATION OF SHARES

35.1

Whenever as a result of a consolidation of Shares any Shareholders would become entitled to fractions of a Share, the Directors may, on behalf of those Shareholders, sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those Shareholders, and the Directors may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser (or otherwise deal with any fractions of a Shares in accordance with article 3.3). The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

35.2

When the Company sub-divides or consolidates all or any of its Shares, the Company may, subject to the Act and to these Articles, by ordinary resolution, approval of the Board (acting with Investor Director Consent and Investor Super Majority Consent) determine that, as between the Shares resulting from the sub-division or consolidation, any of them may have any preference or advantage or be subject to any restriction as compared with the others provided that it shall not:

35.2.1	have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

35.2.2	have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

35.2.3	cause an Investor to be in violation of any applicable laws or regulations,

save that if an Investor becomes entitled to a fraction of a Share as a result of a sub-division or a consolidation of all or any of its Shares, and the Directors dealing with such fraction in accordance with article 3.3 will not be treated as an adverse effect on the Investor’s rights for the purposes of this article.

36.	LOCK-UP

Each Shareholder shall enter into a lock-up agreement if and to the extent required by the Company’s underwriters in order to facilitate an IPO. Any such lock-up agreement shall be in customary form and on terms that have been approved by the Board (acting with Investor Director Consent and Investor Super Majority Consent), with similar terms for each Investor. Any lock-up pursuant to such an agreement shall apply from the Admission Date for a period not exceeding 180 days, shall only apply to any Shares held by the relevant Shareholder immediately prior to the Admission Date (excluding any Shares to be sold by the Shareholder in the IPO), and shall be subject to customary exceptions and to waiver by the lead underwriters. In addition, each lock-up agreement shall provide that if the lead underwriters agree to waive any Shareholder lock-up to facilitate a disposal by the Shareholder, each Investor shall be promptly notified of that fact (“Waiver Notice”) and any Investor who also wishes to dispose of any Shares in the same disposal process may do so (and the lead underwriters will waive the lock-up for each such Investor accordingly). In the event that the Shares that the Investors wish to sell in such a disposal process exceed the volume of Shares recommended to be sold by the lead underwriters, the number of Shares to be sold by each Shareholder shall be scaled back on a pro rata basis in accordance with their respective shareholdings at the date of the Waiver Notice. If any Shareholder (other than an Investor) fails to comply with the provisions of this article, the Company shall be constituted the agent of each defaulting Shareholder for taking such actions as are necessary to effect the lock-up and the Directors may authorise a Director to execute and deliver on behalf of such defaulting Shareholder a lock-up agreement which complies with the provisions of this article 36.

37.	LISTING

37.1

In the event the Board (acting reasonably and in accordance with the Directors’ fiduciary duties and with Investor Director Consent and Investor Super Majority Consent) has resolved to pursue an IPO, each Shareholder shall take all steps necessary or desirable to implement such IPO on such terms as are approved by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties and with Investor Director Consent and Investor Super Majority Consent), including (without limitation):

37.1.1

consenting to, voting for, raising no objections to and waiving any applicable rights as are necessary or desirable (in the opinion of the Board (acting reasonably and in accordance with the Directors’ fiduciary duties and with Investor Director Consent and Investor Super Majority Consent)) to:

(a)	give effect to a Pre Non-Qualifying IPO Reorganisation in accordance with article 6.3;

(b)	give effect to a Holding Company Reorganisation in accordance with article 22;

(c)

undertake a capital reduction of the Company (or any Holding Company) which is necessary or desirable as part of the Pre Non-Qualifying IPO Reorganisation, the Holding Company Reorganisation, the re-registration as a public listed company referred to in article 37.1.1(d) below or as otherwise approved by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties and with Investor Director Consent and Investor Super Majority Consent), provided that such action does not:

(i)	have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

(ii)	have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

(iii)	cause an Investor to be in violation of any applicable laws or regulations;

(d)	re-register the Company (or any Holding Company) as a public listed company (if applicable);

(e)

undertake any: (A) consolidation; (B) consolidation and sub-division; (C) sub-division; and/or (D) redesignation of any or all of the share capital of the Company (or any Holding Company), provided that action does not:

(i)	have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

(ii)	have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

(iii)	cause an Investor to be in violation of any applicable laws or regulations;

(f)

adopt with effect from the Admission Date new articles of association of the Company (or any Holding Company), depending on which entity is the subject of the IPO in a form appropriate for a listed public company (in each case in such form as determined by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties and with Investor Director Consent and Investor Super Majority Consent)); and

(g)	make all applications needed to a relevant investment exchange to apply for the listing or registration of any shares in the Company (or any Holding Company); and

(h)

giving effect to any general meeting (including any annual general meeting) of the Company (or any Holding Company) to be held in connection with the Holding Company Reorganisation and/or the IPO being held on short notice provided that each Investor has been given at least five (5) Business Days’ notice of the meeting or attends in person or proxy; and

37.1.2

the entry into an underwriting agreement by the Company, any Shareholder who is selling in the IPO and the underwriters on terms approved by the Board (acting reasonably and in accordance with the Directors’ fiduciary duties and with Investor Director Consent and Investor Super Majority Consent) and any such Shareholder, it being agreed that no Shareholder shall be required to sell any securities in an IPO unless it wishes to do so.

37.2	The Board shall not require any Investor (and no Investor shall be required) to take any action pursuant to this article 37 which would:

37.2.1	have an adverse effect on any Investor’s rights save where each other Investor suffers the same or substantially the same adverse effect;

37.2.2	have a positive effect on any Investor’s rights which is not also experienced by the other Investors; or

37.2.3	cause an Investor to be in violation of any applicable laws or regulations.

38.	PROVISIONS APPLICABLE TO EMPLOYEE SHARES

38.1

Each Employee Shareholder appoints any director from time to time of the Company as its agent (the “Agent”) with full power and authority in its name or otherwise, and on its behalf (but subject to the limitations set out in article 38.3), to do and perform all acts and things, receive notice of and to approve, execute or sign and deliver in its name all agreements, consents, resolutions, forms or documents in respect of the Employee Shareholder’s Employee Shares which the Agent in his absolute discretion considers necessary or desirable in connection with:

38.1.1	the sale of all or any of the Employee Shareholder’s Employee Shares as part of a Share Sale;

38.1.2	compliance with an Employee Shareholder’s obligations under article 21 following the service of a Drag Along Notice;

38.1.3	the conversion of any Employee Shares into Deferred in accordance with these Articles and/or the IPO Vesting Agreement;

38.1.4

any Pre Non-Qualifying IPO Reorganisation, Holding Company Reorganisation and/or any other reorganisation in connection with an IPO (including, without limitation, any of the matters contemplated by articles 36 and 37);

38.1.5	an IPO; or

38.1.6

any other reorganisation of the Company or any of its parent or subsidiary undertakings which the Agent considers in his sole discretion should involve the transfer, sale or cancellation of all or any of the Employee Shareholder’s Employee Shares,

together with all matters ancillary to such a transaction (an “Agency Event”), where the proposed Agency Event has been approved in accordance with these articles and the Investors are also participating in the substance of the transaction relating to the relevant Agency Event.

38.2	Without limiting the generality of article 38.1 above, the Agent shall have power:

38.2.1

to give any warranties in respect of an Agency Event as to the Employee Shareholder’s title to and ownership of, and the Employee Shareholder’s capacity to enter into any agreement to sell, the Employee Shareholder’s Employee Shares;

38.2.2

to agree the form and content of, negotiate, vary or approve, and execute deliver and sign in the Employee Shareholder’s name or otherwise and on the Employee Shareholder’s behalf any document relating to any Agency Event, including:

(a)	a share purchase agreement in relation to the sale of the Employee Shareholder’s Employee Shares; and

(b)

any other agreements, consents, resolutions or documents whatsoever which may have to be executed by the Employee Shareholder in connection with the Agency Event or any other arrangements to be made in connection with the Agency Event; and

38.2.3	in relation to any Employee Shares registered in the name of the Employee Shareholder:

(a)	to consent on the Employee Shareholder’s behalf to the holding of any general meeting or class meeting of the Company at short notice; and

(b)	to receive notice of, attend and vote on the Employee Shareholder’s behalf in favour of any resolution proposed at any general meeting or class meeting of the Company,

in each case in which the Agent in his or her absolute discretion considers to be necessary or desirable in connection with an Agency Event.

38.3	Notwithstanding any provision of articles 38.1 and 38.2 to the contrary, the powers and authority granted under articles 38.1 and 38.2 shall be subject to the following limitations:

38.3.1

the only warranties that may be given by the Agent on the Employee Shareholder’s behalf in respect of his, her or its Employee Shares shall be as to the Employee Shareholder’s title to and ownership of those Employee Shares and the Employee Shareholder’s capacity to enter into any agreement to sell such Shares;

38.3.2

no indemnities shall be given by the Agent through the exercise of articles 38.1 and 38.2 (except for any indemnity as may be required to be given to the Company on an Agency Event arising as a consequence of the Employee Shareholder’s failure to produce a share certificate in respect of any Employee Shares or which are also required to be given by the Investors as part of any purchase price or related payment provisions (provided that in the case of any purchase price indemnities these are in the same form for all shareholders));

38.3.3

any matter to be undertaken on behalf of an Employee Shareholder by an Agent under articles 38.1 and 38.2 must be within the scope of the approval given by Investor Majority Consent and must not diminish the rights of that Employee Shareholder to any material extent save as expressly provided for in these articles (and, for the avoidance of doubt, the sale of an Employee Shareholder’s Employee Shares shall not be regarded as any diminution in the rights of that Employee Shareholder);

38.3.4

the exercise of the powers granted under articles 38.1 and 38.2 shall not authorise the Agent to assume any obligation on the Employee Shareholder’s behalf (or vote in favour of any resolution on the Employee Shareholder’s behalf) that might reasonably be considered materially adverse to the Employee Shareholder’s interests (taking account of the nature of the underlying transaction and the Employee Shareholder’s shareholding in the Company); and

38.3.5	the Agent shall have no authority to enter into any restrictive covenant on the Employee Shareholder’s behalf.

38.4

Without limiting articles 38.1 and 38.2 above, the Agent shall also have the power to do and perform all acts and things and to approve, execute or sign and deliver in the Employee Shareholder’s name all documents, resolutions, consents, forms or agreements which the Agent in his absolute discretion considers necessary or desirable in connection with the transfer of all or any of the Employee Shareholder’s Employee Shares to a nominee or from one nominee to another nominee.